Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

ENGINEERING, PROCUREMENT, AND CONSTRUCTION MANAGEMENT SERVICES AGREEMENT

THIS ENGINEERING, PROCUREMENT, AND CONSTRUCTION MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2025 (the “Effective Date”) by and between Perpetua Resources Idaho, Inc., an Idaho corporation located at 405 South 8th Street, Suite 201, Boise, ID 83702 (“Owner”) and Hatch Ltd., a Canadian corporation with its principal office located at 2800 Speakman Drive, Mississauga, Ontario, Canada L5K 2R7 (“EPCM”). Owner and EPCM may be referred to herein, collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Owner is currently developing a gold and antimony mine located in Stibnite (Valley County), Idaho (the “Project”) east of the community of Yellow Pine near the East Fork South Fork Salmon River. The Project aims to extract gold, silver, and antimony utilizing conventional open-pit mining methods from the Yellow Pine, West End, and Hangar Flats deposits (the “Site”).

WHEREAS, Owner desires to procure from EPCM, and EPCM desires to provide, certain design, engineering, procurement, construction management, testing, studies, and related services (the “Services”), as more specifically described herein; and

WHEREAS, the Parties desire to enter into an agreement pursuant to which EPCM will provide the Services to Owner for the Project in accordance with the conditions provided upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, and mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Article 1.               Exhibits, Definitions, and Order of Precedence.

1.1           Exhibits. The Exhibits to this Agreement are the following:

Exhibit A:	Scope of Services
Exhibit B:	EPCM Rates & Compensation
Exhibit C:	Owner Policies
Exhibit D:	Change Management Procedure
Exhibit E:	Project Controls and Reporting Requirements
Exhibit F:	Process Guarantee
Exhibit G:	Owner Permits
Exhibit H:	Forms of Lien Waivers
Exhibit I:	Control Budget
Exhibit J:	EPCM Baseline Schedule

1.2           Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise:

“AAA” has the meaning set forth in Article 15.

“AAA Rules” has the meaning set forth in Article 15.

“Affiliates” means with respect to any Party, any other Party that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, where “control” is defined as any of the following: (i) the ownership or control of at least fifty percent (50%) of the equity or beneficial interests of the entity; (ii) the right to vote for or appoint a majority of the board of directors or other governing body of the entity; or (iii) the power to exercise a controlling influence over the management or policies of the entity. Affiliates shall also mean any of Owner’s project companies. All references to Owner in this Agreement include Owner and its Affiliates.

“Applicable Law” means any requirement set forth in any federal, state, local or other statute, law, ordinance, resolution, directive (to the extent having the force of law), code, rule, regulation, order, guidance, or permit applicable to the Services, Owner, EPCM, subcontractors or any person or entity performing any Services. For the avoidance of doubt, “Applicable Law” includes the relevant design and engineering requirements, building codes, and standards in effect in the U.S. State where the Project is located.

“Baseline Project Master Schedule” means the program of activities and tasks, including milestone events and Key Dates for the Project.

“Business Day” means a Day other than a Saturday, Sunday (both inclusive), or public holiday in the State of Idaho.

“Change” means, with respect to the Services, (i) a Change in Applicable Law; (ii) an addition, substitution, deletion, variation, change, modification, cancellation or omission of, or to, part or all of the Services; (iii) a change in the method, manner, sequence or timing of performance of the Services, including the acceleration of the Services, but in all cases does not include the ordinary development of the design and engineering; or any delay to the progress of the Services or change to the EPCM Baseline Schedule not caused by EPCM.

“Change in Applicable Law” means:

(i)	any change to a tariff whether or not enacted after the Effective Date; and

(ii)	an amendment, repeal or change of existing Applicable Law, or the passage of a new Applicable Law, after the Effective Date; provided, however, a Change in Applicable Law shall not include modification of existing Applicable Law or passage of a new Applicable Law that was announced or published on or prior to the Effective Date but takes effect after the Effective Date.

“Change Order” means a mutually agreed and executed authorization, in the form of Exhibit D, to implement a Change in the Services and memorializing any associated modification of the Control Budget and EPCM Baseline Schedule.

“Commissioning” means the stage after Final Mechanical Completion, undertaken by Owner, whereby the systems are progressively sequenced until they operate using production materials and thereby substantiate and demonstrate the capability of units and systems to function as designed.

“Compensation” has the meaning set forth in Article 4.

“Confidential Information” means any ideas concepts, drawings, specifications, data or information of a Party which relates to this Agreement, the Party or its operations, activities, plans, know-how, customers, communications or business.

“Control Budget” means the total estimated amount to complete the Services shown in
Exhibit I. The initial Exhibit I attached to this Agreement as of the Effective Date is a preliminary estimate to be further refined and confirmed by the Parties. The Parties will work collaboratively and negotiate in good faith to establish a final, mutually acceptable final Control Budget (and shall update Exhibit I accordingly).

“Cost of the Services” has the meaning set forth in Article 4.

“Day” or “day” means a calendar day.

“Defect or defect” means a Services Defect or a Works Defect, as applicable.

“Design Documentation” means all design documentation (including design standards, concrete mix designs, design reports, durability reports, specifications, models (including Digital Engineering or any part thereof), samples, prototypes, calculations, drawings, shop drawings, digital design records and all other relevant data) in electronic, computer readable and written forms, or stored by any other means, which are required for the performance of the Services. For the avoidance of doubt, (i) the Design Documentation forms part of the Services; and (ii) the Design Documentation does not include Pre-Existing EPCM Intellectual Property.

“Digital Engineering” means a collaborative way of working, using digital processes, to enable more productive methods of planning, designing, constructing, operating and maintaining assets. This is achieved by aligning the management of computer-aided design (CAD), geographic information systems (GIS), building information models (BIM), documentation management systems and project controls. All Digital Engineering shall be provided to Owner in native files for the software or program in which they were generated (excluding Pre-Existing EPCM Intellectual Property).

“Direct Personnel” has the meaning set forth in Article 2.

“Dispute Notice” has the meaning set forth in Article 15.

“Effective Date” means the date Owner issues a notice to EPCM entitled “Notice to Proceed.”

“Ensure” or “ensure” means that the obligation is to be performed in accordance with the Standard of Care and shall not be construed as creating a strict liability or guarantee obligation, unless expressly stated otherwise.

“EPCM’s Proposal” means EPCM Proposal No. P-093332, dated November 19, 2025 (Commercial) and October 31, 2025 (Technical), submitted by EPCM in response to the Owner RFP.

“EPCM Baseline Schedule” means the program of activities and tasks, including milestone events and Key Dates that EPCM has planned, and Owner has approved, as an indicative sequence and order to complete the Services. The initial Exhibit J attached to this Agreement as of the Effective Date is a preliminary estimate to be further refined and confirmed by the Parties. The Parties will work collaboratively and negotiate in good faith to establish a final, mutually acceptable final EPCM Baseline Schedule (and shall update Exhibit J accordingly) on or before June 1, 2026.

“Executive Sponsor Committee” has the meaning set forth in Article 2.

“EXIM” has the meaning set forth in Article 29.

“Facility” means the physical facility or works to be constructed by the Works Contractors on the Site, as set forth on Exhibit A.

“Final Completion” means that all of the following have been achieved:

(i)	the entire Facility has achieved Final Mechanical Completion;

(ii)	all Defects existing at Pre-Operational Testing Completion, have been rectified;

(iii)	all goods, supplies, software, materials or equipment of the Services Provider, its subcontractors and all Works Contractors, other than Goods, have been removed from the Site and the Site has been returned to the condition required by this Agreement;

(iv)	all records have been delivered to Owner by EPCM and Works Contractors as required by this Agreement, including, all “as-built” drawings for the Facility as required by, and meeting the requirements in Exhibit A;

(v)	all warranties have been assigned to Owner in accordance with this Agreement; and

(vi)	Owner has issued the Final Completion Certificate.

“Final Completion Certificate” means the notice issued by Owner to EPCM pursuant to Article 6.6 certifying final completion and acceptance of the Services.

“Final Completion Date” means the date, as shown in the Final Completion Certificate, on which the Services achieved Final Completion.

“Final Mechanical Completion” means that all of the following have been achieved, in relation to the Facility:

(i)	Under management of EPCM, the construction completion of the Facility has been achieved by Works Contractors, that is, all designated components or operable systems, and equipment have been installed in accordance with the Design Documentation;

(ii)	Under management of EPCM, the construction testing has been completed by Works Contractors;

(iii)	The EPCM has successfully completed Pre-Operational Testing of the Facility, and turnover packages have been accepted by Owner;

(iv)	The last turnover package necessary for the Project to begin producing the specified products has been accepted by Owner; and

(v)	Owner has certified the Facility as having reached Mechanical Completion pursuant to Article 6.2.

“Force Majeure Event” means in relation to a Party, any event or circumstance not within the control of the Party and which the Party is not able to avoid or overcome with the exercise of reasonable care and diligence that materially and adversely affects that Party’s ability to perform its obligations under this Agreement. To the extent that the foregoing conditions are satisfied, a Force Majeure Event may include, but is not limited to, the following:

(i)	acts of god, lightning strikes, earthquakes, landslides, floods, typhoon, drought, cyclones, storms, bushfires or any other natural disaster;

(ii)	war or other state of armed hostilities (whether war is declared or not), insurrection, riot, civil commotion, act of public enemies, terrorism, national emergency (whether in fact or in law) or declaration of martial law; or

(iii)	confiscation, nationalization, requisition, expropriation, prohibitions, embargo, restraint, or damage to property by or under the order of any Governmental Authority.

Notwithstanding the foregoing, the following matters shall not constitute a Force Majeure Event:

(a)	lack of or inability to use funds for any reason;

(b)	any occurrence which results from the wrongful act or omission of the affected Party or the failure by the affected Party to act in a reasonable and prudent manner and in accordance with Prudent Mining Practices;

(c)	any failure by the affected Party to reach agreement with any third party necessary to enable the affected Party to perform its obligations under this Agreement;

(d)	a delay in the performance of the Services or failure to comply with, and complete, the obligations specified in this Agreement in a timely manner by EPCM or any of its subcontractors or agents; or

(e)	strikes and/or other work stoppages and/or slow-downs that are specific to the Project Site or the affected Party.

“Goods” means all materials, software, supplies, goods and equipment which form or will form part of the Facility, whether supplied or procured by Owner, EPCM, any Works Contractor or any other Person.

“Governmental Authority” means any and all federal, state, provincial, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities having or exercising jurisdiction over the Project Site or the Services.

“Gross Negligence” means a conscious and voluntary disregard by a Party to exercise Prudent Mining Practices (by act or omission) in performing an obligation, where such Party demonstrates disregard of or indifference to a reasonably foreseeable risk.

“Hazardous Materials” means any hazardous or toxic substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Authority having jurisdiction over the Site, including, but not limited to, those substances included in the definitions of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” “Solid Waste,” “Pollutant,” or “Contaminant”“ in any federal, state, local or other law pertaining to public or worker health, welfare or safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. and in the regulations promulgated pursuant to those laws.

“Insolvency Event” means the bankruptcy, insolvency, liquidation, administration or other receivership or dissolution of a party and any equivalent or analogous proceedings by whatever name known and in whatever jurisdiction and any step taken (including the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.

“Invoice Review Period” has the meaning set forth in Article 4.

“Key Personnel” means the individuals identified Article 2.

“Manpower Plan” means a staffing plan developed by EPCM and provided to Owner showing, in sufficient detail, the staff required to perform the Services. The Manpower Plan shall include (i) the proposed number of employees; (ii) expected manhours; (iii) work locations of each employee; and (iv) the name and tax residency country of each employer providing employees to perform the Services.

“Material Responsibility Matrix” has the meaning set forth in Article 2.

“Mechanical Completion” means that all of the following have been achieved in relation to the Facility or a designated component or operable system of the Facility:

(i)	Pre-Operational Testing Completion has been achieved;

(ii)	the Facility, or the designated component or operable system of the Facility is complete except for minor deficiencies;

(iii)	the Facility, or the designated component or operable system of the Facility can be operated safely for its intended purpose;

(iv)	the Facility, or the designated component or operable system of the Facility is free from encumbrances, except any encumbrances expressly permitted in writing by Owner or which Owner is responsible for creating; and

(v)	any additional requirements to Mechanical Completion set out in this Agreement have been met.

“Mobilization Fee” has the meaning set forth in Article 4.

“Modern Slavery” means Applicable Laws governing the illegality of slavery and slavery-like practices (including coerced, bonded or forced labor; servitude; deceptive recruiting for labor or services; confiscation of workers’ personal identity documents; restricting workers’ freedom of movement; or preventing workers from terminating their employment with reasonable notice), human trafficking, child labor, or other actions inconsistent with United Nations General Assembly Resolution 217-A, Universal Declaration of Human Rights, including but not limited to the Uyghur Forced Labor Prevention Act.

“Nonconformance”. means (i) a material failure by EPCM to perform the Services in accordance with the Standard of Care, Prudent Mining Practices, or the technical specifications and design requirements expressly stated in this Agreement; or (ii) a material deviation from the Services Warranty obligations. For clarity, failure to achieve the Process Guarantee shall not constitute Nonconformance unless caused by EPCM’s failure to meet the Standard of Care.

“Owner ESG Policy” means Owner’s Anti-Bribery and Anti-Corruption policy as set forth in Exhibit C, which may be updated from time to time.

“Owner RFP” means the Request for Proposals for Engineering, Procurement, Construction, and Project Management Services, dated October 1, 2025.

“PAF” has the meaning set forth in Article 2.

“Person” means any individual, firm, corporation, partnership, trust, joint venture or other legal entity, as the context requires.

“Personal Information” has the meaning set forth in Article 12.

“Personnel” means, with respect to a Person, its directors, officers, employees, contract personnel, representatives, advisors and agents, and all other individuals under its direction or supervision.

“Pre-Existing EPCM Intellectual Property” has the meaning set forth in Article 10.

“Pre-Operational Testing” means all activities necessary to prepare the plant facilities for the introduction of feed to the plant, as required to be performed pursuant to the Services set out in Exhibit A. This includes, but is not limited to, air and water testing, energization, running-in of equipment under no-load conditions, functional check-out of all equipment locally and through the distributed control system (DCS) and/or programmable logic controllers (PLCs), rough alignment of conveyors, and system testing with air and water utilizing the plant control system. All the equipment is run through the PLC and /or the DCS in order to verify that all personnel safety, equipment safety and process interlocks function as intended.

“Pre-Operational Testing Completion” means that all of the following have been achieved in relation to the Facility:

(i)	all components of the Facility have successfully achieved Pre-Operational Testing;

(ii)	all Defects listed on the punch list approved by Owner upon certification of Pre-Operational Testing have been rectified;

(iii)	the Facility is complete except for minor deficiencies which do not prevent the Facility from being operated for its intended purpose, and rectification of which will not impact the convenient use of the Facility for its intended purpose;

(iv)	EPCM has certified to Owner that all Pre-Operational Testing has been completed;

(v)	EPCM has certified to Owner that the Facility has passed all Pre-Operational Testing;

(vi)	the Facility is free from encumbrances, except any encumbrances expressly permitted in writing by Owner or which Owner is responsible for creating;

(vii)	all Permits and other approvals required for the lawful operation of the Facility have been issued;

(viii)	all “as-built” drawings and the operation and maintenance manuals, have been prepared and submitted in accordance with the scope of services in Exhibit A;

(ix)	Owner has certified the Facility as having reached Pre-Operational Testing Completion pursuant to Article 6.4.

“Process Guarantee” means the process guarantee, set forth in Exhibit F, that applies to EPCM’s Services under this Agreement.

“Project” has the meaning set forth in the Recitals.

“Prudent Mining Practices” means the practices, methods, and conduct generally engaged in by contractors of services and works in the jurisdiction of the nature of the Services and Work under the Agreement, who in the conduct of undertaking such Services and Work, exercises that degree of diligence, prudence and foresight reasonably and customarily exercised by skilled and experienced international professionals engaged in the same type of undertaking under the same or similar circumstances or conditions.

“Reconstruction Costs” means the cost of or arising out of removal, rebuilding, replacing, repairing, reinstallation and/or rectification of any equipment or other physical work at the Project Site.

“Reimbursable Expenses” has the meaning set forth in Exhibit B.

“Requirements” has the meaning set forth in Article 2.

“Sanctioned Person” means any person (i) listed in the United States of America's Office of Foreign Asset Control's List of Specially Designated Nationals and Blocked Persons, the Non-SDN Consolidated Sanctions List, or the Excluded Parties List System available on www.SAM.gov; or (ii) any person operating in, ordinarily resident in, or organized under the laws of a country or territory that is the target of country-wide or territory-wide sanctions (which, as of the Effective Date, includes but is not necessarily limited to: Cuba, the Crimea region of Ukraine, Myanmar, Iran, North Korea and Syria).

“Sanctions Laws” means all applicable financial, economic and trade sanctions (whether primary or secondary) and export controls laws and regulations (or any similar restrictions) imposed by the United States of America, and any other country with jurisdiction over any transaction or activity contemplated by this Agreement.

“Services” has the meaning set forth in Article 2.

“Services Defect” means any. material failure of the Services to meet the Standard of Care, taking into account the specific technical requirements expressly stated in this Agreement.

“Services Warranty” has the meaning set forth in Article 7.

“Services Warranty Period” has the meaning set forth in Article 7.

“Site” has the meaning set forth in the recitals to this Agreement.

“Standard of Care” has the meaning set forth in Article 2.

“Term” has the meaning set forth in Article 6.

“Trend Alert” has the meaning set forth in Article 5.

“Willful Misconduct” means any act or failure to act which was a deliberate or wrongful act or omission committed by a party with the intention of causing harmful consequences or that involved reckless disregard or wanton indifference to the likely consequences but does not include any act or omission (whether negligent or a breach of duty, statutory or otherwise) or any error of judgement or mistake made in good faith.

“Works” means the works, services and materials, including the supply, delivery, fabrication, installation or assembly of Goods, the construction, testing and commissioning of the Facility, the correction of Works Defects, and the provision of professional and technical Personnel, labor, supervision, administration, materials, transportation, supplies, tools, equipment, and such other services, work and materials as are necessary in relation to the matters, works and/or services described in, called for by, or inferable from Exhibit A insofar as it relates to a Works Contractor. The Works are to be performed by a Works Contractor under EPCM’s management.

“Works Change” means a change in the scope of the Works to be performed pursuant to a Works Contract.

“Works Contract” means a contract between Owner and a Works Contractor.

“Works Contractor” means any contractor, consultant, supplier or vendor, other than EPCM (or its Affiliates and Associates) retained by Owner and managed by EPCM as part of the Services, to perform any portion of the Works, supply any Goods or any other goods, supplies, software, materials or equipment not intended to form part of the Facility, or to perform any other services.

“Works Defect” means any portion of the Works that has not been performed in accordance with the requirements of the applicable Works Contract.

“Works Package” means a procurement package prepared by EPCM approved by Owner for the purpose of soliciting bids, quotes, or proposals from potential Works Contractors, in respect of the performance of all or a portion of the Works.

1.3           Order of Precedence. In the event of any inconsistencies in this Agreement, the following order of precedence in the interpretation hereof or resolution of such conflict hereunder shall prevail:

(a)           first, Amendments, addenda, or other modifications to this Agreement (including Change Orders) duly signed and issued after the Effective Date, with those of a later date having precedence over those of an earlier date;

(b)           second, this Agreement (excluding Exhibits hereto);

(c)           third, the Exhibits to this Agreement; and

(d)           fourth, drawings produced and delivered pursuant hereto (in response of which (i) precedence shall be given to drawings of a larger scale over those of smaller; (ii) figured dimensions on the drawings shall control over scaled dimensions; and (iii) noted materials shall control over un-dimensioned graphic indications).

Obligations imposed on EPCM under this Agreement, Applicable Laws, Government Approvals, or Prudent Mining Practices, and not expressly imposed or addressed in this Agreement shall be in addition to and supplement the obligations imposed on EPCM under this Agreement and shall not be construed to create an “irreconcilable conflict.” Where a conflict exists among codes and standards applicable to the Project or EPCM’s Services, the Parties, acting reasonably, will meet to discuss and establish which provision of such codes and standards shall prevail.

Article 2.               EPCM’s Obligations.

2.1           Owner’s Reliance on EPCM. EPCM acknowledges and accepts the relationship of trust and confidence established with Owner. EPCM covenants to act at all times in accordance with this relationship and to further the interests of Owner. To the extent that EPCM determines, at any time, that furthering Owner’s interests is inconsistent with EPCM’s own interests, EPCM shall promptly notify Owner and seek a mutually acceptable resolution. EPCM acknowledges that Owner has retained EPCM based on EPCM’s good faith assurances that it and its personnel have the professional knowledge, skills, experience, education and staffing to efficiently and effectively perform the Services.

2.2           Collaborative Culture. In order to most effectively accomplish the objectives of this Agreement, Owner intends to form a cohesive, cooperative, and collaborative culture with EPCM and the Works Contractors to ensure timely and cost-effective, safe and quality construction of the Project. This culture would strive to draw upon the strength of each organization in an effort to achieve a quality project performed right the first time, within budget, and on schedule. It would include, but is not limited to, consideration of each other’s interests and requirements; fostering clear, objective communication among all persons who are involved; development of mutual goals and objectives and strategies for implementation; and periodic objective evaluation to assure these goals and objectives are met.

2.3           EPCM’s Services. The Services consist of the certain design, engineering, testing, studies, and related services indicated in or reasonably inferable from the scope of work as outlined in the Owner RFP, this Agreement, and specifically in Exhibit A (collectively, the “Services”). The initial Exhibit A attached to this Agreement as of the Effective Date is from the Owner RFP. The Parties will work collaboratively and negotiate in good faith to establish a final, mutually acceptable final scope of Services (and shall update Exhibit A accordingly) on or before February 5, 2026. Without limiting the generality of the foregoing, the Services include any supplementary or miscellaneous items implied or inferable from the Agreement that is necessary to complete the Services in accordance with the Requirements.

(a)           Owner may, from time to time, modify the scope of the Services to be provided by a Change Order signed by both Parties in the form in Exhibit D hereto. The Parties shall discuss in good faith any material adverse impacts to the Control Budget or EPCM Baseline Schedule resulting from Owner’s proposed changes.

(b)           For the purposes of this Agreement all references to the term “Services” is to be read as a reference to and include each Separable Portion and means so much of the Services under the Agreement and the Services as is comprised in the relevant Separable Portion of the Services.

(c)           EPCM shall complete all outstanding items of Services required to be completed to comply with this Agreement and, as part of the Services, shall rectify any defects or omissions in the Services that occur during the Term.

(d)           The parties acknowledge and agree that (i) prior services have been provided by EPCM in relation to the Project prior to the Effective Date; (ii) the performance of those prior services are deemed to have been provided under this Agreement and comprise the Services; and (iii) where costs incurred by EPCM in providing the prior services have been fully paid for separately, they shall not be claimable under this Agreement.

2.4           Standard of Care and Requirements. EPCM (and any agents or subcontractors hired by EPCM to perform Services hereunder) shall exercise reasonable skill, care, and diligence in the performance of the Services and will perform the Services:

(a)           in accordance with Prudent Mining Practices, professional standards to which EPCM is subject in its field and/or industry, and all Applicable Laws that may be applicable to the Services (the “Standard of Care”);

(b)           in accordance with the terms and subject to the conditions set forth in this Agreement;

(c)           using personnel (including any contractors or sub-contractors) of required skill, experience, and qualifications;

(d)           in a timely, workmanlike, and professional manner and in accordance with the EPCM Baseline Schedule, as adjusted in accordance with this Agreement;

(e)           in accordance with all operations, safety, health and environment guidelines, rules and Project Site-related procedures provided to EPCM by Owner; and

(f)            implement and adhere to a quality control and health and safety plan to be prepared by EPCM and approved by Owner,

(where (a) through (f) are collectively defined as the “Requirements”).

EPCM represents that it is currently, and shall remain during the term of this Agreement, in compliance with all Applicable Laws, including (i) the Foreign Corrupt Practices Act of 1977 of the United States of America (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998), and (ii) Owner ESG Policy. EPCM and/or its subcontractors have and shall maintain in effect all the licenses, permissions, authorizations, consents, or permits required to carry out their obligations under this Agreement in accordance with Applicable Law.

2.5           Control Budget and EPCM Baseline Schedule. EPCM represents to Owner that it has examined the scope of Services, as well as the EPCM Baseline Schedule, the Control Budget, and all other information or documents relating to the Project provided by Owner to EPCM, and that EPCM is satisfied of their sufficiency (once finalized as contemplated in this Agreement) for the purpose of complying with its obligations under the Agreement.

(a)           If Owner reasonably determines, or EPCM notifies Owner in writing, that there is an ambiguity, inconsistency, error or omission in or between any of the terms or exhibits of this Agreement relating to the Services, Owner and EPCM will confer in good faith to resolve such ambiguity, inconsistency, error, or omission. If such resolution causes an increase in the time or cost of performing the Services, then the Control Budget and/or EPCM Baseline Schedule, as applicable, will be equitably adjusted to account for such increase.

(b)           Notwithstanding anything to the contrary herein, the Parties acknowledge that actual costs and schedules and other quantification forecasts are dependent upon factors which may be beyond the control of Owner and/or EPCM, including the cost and availability of labor and materials and other market conditions. No guarantee or warranty is expressly or impliedly intended or agreed, and it is acknowledged that actual capital costs, project schedules, contractors or suppliers’ bids, may vary.

(c)           EPCM represents to Owner that it will commence and prosecute performance of the Services regularly, diligently, and without unnecessary interruption to ensure completion as set forth in the EPCM Baseline Schedule. EPCM understands that time is an important element and shall use commercial reasonable efforts (consistent with the Standard of Care) to cause all Works Contractors to substantially and finally complete their respective Works Contracts on or before the dates required in the EPCM Baseline Schedule. If Owner determines, at any time, that EPCM’s progress is such that EPCM will not achieve completion of the Services in accordance with EPCM Baseline Schedule, Owner may promptly notify EPCM and EPCM shall make appropriate recommendations to Owner (including any forecast cost to Owner) to keep the Services on schedule, bring the Services back on schedule, and/or mitigate potential adverse impacts of EPCM’s performance.

(d)           Owner acknowledges and agrees that any applicable key performance indicator agreed between Owner and EPCM shall be Owner’s sole remedy against EPCM in the event that the Services, further or alternatively, the Project, are not completed by the EPCM Baseline Schedule or other dates (as adjusted) specified in the Agreement.

2.6           General EPCM Personnel. EPCM shall assign only competent, appropriately qualified, experienced and skilled personnel to perform the Services in accordance with its obligations under this Agreement and will ensure that the Services are performed under the supervision of appropriately qualified and experienced supervisory personnel. All personnel shall have such professional qualifications and credentials as may be required by Applicable Laws and Prudent Mining Practices, unless Owner expressly agrees otherwise in writing.

(a)           EPCM represents to Owner that EPCM has the specialized expertise to provide the Services and sufficient number of skilled personnel available to complete the Services in accordance with the Agreement. EPCM shall not assign any more Personnel to perform the Services than the number of Personnel reasonably required to perform the Services.

(b)           Within five (5) Business Days of the Effective Date, EPCM shall provide a proposed Manpower Plan for Owner’s review and approval. Owner reserves the right to approve each employee and any other expenses related to the employee prior to his or her assignment to the Project (such approval not to be unreasonably withheld or delayed). EPCM shall provide updated Manpower Plans to Owner upon Owner’s reasonable request.

(c)           EPCM acknowledges that Owner has entered into this Agreement relying on the skills and experience of EPCM and its Personnel. If Owner is, in its reasonable judgment, dissatisfied with the performance of any EPCM personnel, Owner may require EPCM to remove, at EPCM’s sole cost and expense, by providing written notice stating the reasons for such requested removal. Such removal shall be without prejudice to any other rights of Owner. Unless otherwise required by Owner, EPCM shall replace any removed personnel as soon as reasonably practicable.

(d)           EPCM shall provide Owner with a detailed organizational chart containing details of the positions and reporting relationships within EPCM’s organization in relation to supervisory personnel associated with the performance of the Services. During the term of the Agreement, EPCM shall promptly notify Owner of any changes to the positions and reporting relationships outlined therein and shall promptly provide an updated organizational chart.

(e)           It is the responsibility of EPCM to obtain visas or any other authorizations necessary for travel for its expatriate employees, agents and other representatives and those of any subcontractor, when such visas or travel authorizations are required by Applicable Law. The costs of such visas or other necessary travel authorizations shall be included in EPCM’s proposed estimates.

2.7           Personnel Authorization Form and Local Hiring Goals.

(a)           Any time EPCM wishes to assign personnel to performance of the Services under this Agreement whose hours will be directly charged to Owner (“Direct Personnel”), EPCM shall provide Owner with a Personnel Authorization Form (“PAF”) at least five (5) Business Days prior to the proposed start date for such Direct Personnel. Each PAF shall include the proposed Direct Personnel’s (i) applicable rate and grade, and (ii) curriculum vitae, with sufficient information for Owner to be able to determine the person’s qualifications, experience and suitability for the position proposed. Owner may elect to interview any proposed Direct Personnel, but any such interview will be attended by a representative of EPCM. All expenses associated with such interviews shall be for Owner’s account. Owner will approve or reject each PAF as soon as practicable and, in any event, no later than five (5) Business Days after receipt from EPCM. EPCM shall not change a current PAF, including replacing any Direct Personnel, without Owner’s prior written approval. EPCM shall maintain a current register of PAFs for all Direct Personnel.

(b)           It is the policy of the Owner that the following individuals and entities have the maximum practicable opportunity to participate in performing work on the Project, including via direct employment and/or contracts, subcontracts, and Works Contracts for subsystems, assemblies, components, and related services for major systems: (i) residents of the State of Idaho; and (ii) businesses owned by residents of, or which are incorporated in, the State of Idaho, including but not limited to qualified contractors and suppliers who employ a significant number of Idaho residents (collectively, “Local Hiring Goals”). EPCM agrees to use reasonable efforts to use local labor where possible for work on the Project; however, EPCM will not be responsible for any set minimum percentage of mandated local labor.

2.8           Key Personnel. EPCM acknowledges that the Key Personnel are critical for the proper management, supervision and performance of the Services in accordance with this Agreement. In consultation with Owner, EPCM shall assign the Key Personnel to complete various portions of the Services. EPCM shall ensure that the Key Personnel are dedicated to the Project or give priority to the performance of their respective portions of the Services assigned to them. If it is necessary to replace any of the Key Personnel (as a result of resignation, retirement, personal hardship, death, serious illness or injury, or at the requirement of Owner), EPCM shall promptly arrange for a comparable replacement subject to acceptance by Owner (in its absolute but reasonable discretion).

(a)           Key Personnel Liquidated Damages. If any Key Personnel is removed from, or not available for, performance of the Services when they are otherwise required to be available, EPCM shall pay to Owner liquidated damages in the following amounts for each Key Personnel position:

(i)	Project Manager / Director ([***]):	$[***];
(ii)	Engineering Manager ([***]):	$[***];
(iii)	Project Controls Lead (TBD):	$[***]; and

a.	The Parties shall name a mutually agreeable Project Controls Lead on or before February 5, 2026 (or such later time as agreed between the Parties).

(iv)	[***], Procurement Manager $[***].

EPCM’s liability for liquidated damages under this Section 2.8 shall not exceed, in the aggregate, a total amount of $[***]. The Parties agree that the specified liquidated damages above represent a reasonable, fair, and accurate estimate of the loss that will be suffered by Owner arising out of the loss of continuity and resulting inefficiencies should a member of the Key Personnel be removed from the performance of the Services without authorization. If the liquidated damages under this Section 2.8 are or become void, voidable, or unenforceable for any reason, then Owner will be entitled to recover from EPCM, and EPCM must indemnify Owner against, any claim or losses incurred or suffered by Owner arising out of or in connection with EPCM’s failure to provide the Key Personnel required under this Agreement.

(b)           Notwithstanding the foregoing, Owner acknowledges and agrees that Key Personnel may not be exclusive to the Services and Key Personnel engagement on additional other projects is not deemed a removal from the performance of the Services giving rise to liquidated damages under the Section 2.8 provided that no loss of continuity and resulting inefficiencies in the performance of the Services is reasonably observed by Owner.

(c)           Notwithstanding anything to the contrary herein, EPCM will have no obligation to pay liquidated damages with respect to Key Personnel where (i) Key Personnel are not available to perform the Services due to Applicable Laws, vacation (statutory or annual), training requirements (approved by Owner in its absolute discretion), or suspension by Owner (not caused by EPCM); or (ii) where EPCM has paid to Owner, in the aggregate, an amount equal to the maximum amount of liquidated damages payable under this Section 2.8.

(d)           Liability for Liquidated damages under this provision is not payable if such removal is due to resignation, retirement, illness, injury, personal hardship or death of the Key Personnel, is directed by the Owner’s representative or after the Services are terminated.

2.9           Records. EPCM shall keep and maintain records of all amounts to be charged to, or reimbursed by, Owner including:

(a)           electronic time sheets for all of EPCM’s personnel, including expenses;

(b)           payments made to EPCM’s subcontractors (including timesheets for subcontractors’ personnel and equipment);

(c)           invoices for all materials ordered and paid for by EPCM in relation to the Services; and

(d)           all other details reasonably required by Owner.

EPCM shall maintain such records during the Term and for a period of three (3) years after the Date of Final Completion, and shall allow Owner and its duly authorized representatives access to and the right to examine (subject to reasonable requests during normal business hours and with reasonable notice, and to any claim for legal professional privilege) EPCM’s records, correspondence, instructions, computer records, plans, drawings, receipts and vouchers relevant to the Services for the purpose of auditing and verifying charges for payment and procedures relating to safety, health, and environment.

2.10         Procurement.

(a)           Within twenty (20) Business Days after the Effective Date, EPCM shall provide a procurement plan to Owner detailing how Works Packages will be procured, including details of the various Works Packages and the dates for each Works Package. The plan shall also include: (i) the date by which the tender for each Works Package will be released; (ii) when responses will be required to be submitted and the period allowed for evaluation and negotiation of those responses; (iii) when the vendor contracts must be awarded; (iv) processes for the approval of vendor contracts by Owner; and (v) EPCM personnel who will be accountable for undertaking the procurement for each Works Package. Owner may request further information in order to approve the procurement plan or request modification.

(b)           EPCM shall (i) review all submissions by tenderers for a Works Package; (ii) prepare a report identifying selection criteria and assessment, and other applicable details for each submission as required by Owner, and recommend to Owner the most suitable tenderer for each Works Package; (iii) negotiate the Works Package on Owner’s behalf unless Owner directs otherwise. In negotiating any Works Packages, EPCM must notify vendors that any changes to Owner’s standard form contract are subject to Owner’s approval. EPCM must notify Owner of any meetings with vendors, provide Owner an opportunity to attend, and provide Owner with copies of all correspondence to and from vendors.

(c)           Upon completion of negotiations with relevant vendors, EPCM must submit to Owner a recommendation of award report setting forth: (i) the final form of contract (e.g., purchase order), clearly identifying changes made to Owner’s standard form contract; (ii) EPCM’s reasons for the recommendation including a summary of the relevant elements of the proposal and its evaluation, for Owner’s review and approval in a manner and at the time stated in the procurement plan; (iii) refrain from taking any further steps in relation to the vendor contract (including notifying the vendor of the award or proposed award) unless and until Owner has approved the recommendation or directed otherwise in writing; (iv) compile and arrange for Owner and vendor to execute the contracts; and (v) notify unsuccessful vendors of the outcome and, if requested by Owner, manage any debrief sessions.

(d)           EPCM shall be entitled to a Change if Owner does not approve the recommendation as soon as practicable and, in any event, within ten (10) Business Days of EPCM’s submittal to it or otherwise impedes the timely performance of the Services.

(e)           The parties agree that: (i) Works Contracts will be made between Owner (as principal) and the Works Contractor; (ii) no agreement with the Works Contractor will create any contractual or other legal obligation or right on or of EPCM in favor of that Works Contractor; (iii) Owner’s prior approval will be required in respect of all terms and conditions (including all commercial terms) of Works Contracts; and (iv) EPCM will, on behalf of Owner, require each Works Contractor to comply with the terms and conditions of the relevant Works Contract.

(f)            Without prejudice to EPCM’s obligations and liabilities set out in this Agreement, EPCM is not responsible or liable for any services performed by, and for acts and omissions of a Works Contractor or their Personnel, but only the management of the Works to be performed by Works Contractors and their subcontractors, agents and Personnel.

(g)           Notwithstanding anything else in this Agreement, the Parties agree that: (i) any requirement on EPCM to ensure or cause that a Works Contractor do or not do anything (however that requirement is phrased) is to be read only as a requirement for EPCM to use its commercially reasonable efforts, consistent with Prudent Mining Practices, to achieve that outcome; and (ii) nothing in this Agreement requires EPCM to commence or conduct proceedings (including in litigation or arbitration) involving a Works Contractor, although EPCM must, following a direction from Owner, provide Owner with such reasonable assistance, as is within EPCM’s capability, to support any such proceedings Owner has commenced or is conducting.

2.11         Conflicts of Interest. EPCM shall immediately notify Owner in writing of any matter which may give rise to an actual or potential conflict of interest at any time. If a conflict of interest arises or is likely to arise at any time during the Term, EPCM must provide a plan for resolving or avoiding the conflict and take all such action as may be reasonably necessary to resolve or avoid the conflict of interest, including any action Owner may reasonably specify.

2.12         Executive Sponsor Committee.

(a)           EPCM and Owner hereby appoint two (2) members to a steering committee (the “Executive Sponsor Committee”) formed specifically to oversee the performance of this Agreement:

Owner Committee Members:	Jon Cherry
Chief Executive Officer

[***]
Vice President, Projects

EPCM Committee Members:	Ian Duckworth
Managing Director : Copper & Gold

[***]
Global Commodity Director : Gold

Either Party may replace its appointee(s) from time to time by providing written notice to the other Party of such replacement, provided that any such replacement will be a senior executive having similar decision-making authority for the Party seeking to replace an appointee. The Parties may revise the number of representatives on the Executive Sponsor Committee by written agreement.

(b)           The Executive Sponsor Committee will meet regularly, but no less frequently than monthly, to monitor and evaluate the performance of the Services and address any issues that could not be resolved at a project level. Meetings of the Executive Sponsor Committee may be held in person, by telephone or through video-conference, with the presence of all members. Either Party’s Executive Sponsor Committee members may invite other people to attend meetings on an ex-officio basis, where they consider it is appropriate to do so.

(c)           Meetings of the Executive Sponsor Committee shall not operate as a substitute for project management meetings to be held at the Project team level. Executive Sponsor Committee meetings are intended to (i) set policy and give philosophical and strategic direction within the boundaries set out in this Agreement; (ii) facilitate and monitor the performance of the Services and discuss appropriate measures to correct undesirable trends; and (iii) resolve disputes referred to the committee.

(d)           No decision of the Executive Sponsor Committee shall be binding on the Parties unless formalized pursuant to the Agreement, as applicable. Notwithstanding any other provision of the Agreement, no comment, verification, consultation, monitoring, auditing, review, confirmation, certification, acknowledgement, direction, requirement, request, sanction, representation, acceptance or approval by Owner or the Executive Sponsor Committee or its delegate or anyone on their behalf, nor any failure of any of them to do so, will lessen or relieve EPCM from performing or fulfilling any of its obligations or satisfying any liability under the Agreement, nor be construed as an acceptance of all or part of the Services.

2.13         Hazardous Materials.

(a)           EPCM is responsible for compliance with any Requirements regarding Hazardous Materials. If EPCM encounters Hazardous Materials not addressed in this Agreement and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from the Hazardous Materials, EPCM will, upon recognizing the condition, immediately advise the Works Contractors to stop work in the affected area and report the condition to Owner. Work in the affected area will resume as soon as practical after Owner’s notice that the material is not a Hazardous Material or the Hazardous Materials have been rendered harmless. To the extent the activities in this Section cause material delays to the activities on EPCM’s critical path or cause EPCM to incur shut-down, delay and start-up costs that cannot be reasonably be mitigated, EPCM will be entitled to an equitable adjustment in the Control Budget or EPCM Baseline Schedule.

(b)           To the fullest extent permitted by applicable law, Owner will defend, indemnify and hold EPCM Parties (defined below) harmless from damages, losses and expenses, including remediation, arising out of or resulting from performance of the Services in conditions subject to Hazardous Materials if the claim, damage, loss or expense is attributable to bodily injury, sickness, disease, death or destruction of tangible property (other than the Services themselves); provided, however, Owner will not be required to hold any EPCM Party harmless for the party’s own fault or negligence. Owner and EPCM will meet and confer on any active orders from a Government Authority relating to Hazardous Materials that may impact the Services.

(c)           Owner will not be responsible under this Section 2.13 for Hazardous Materials brought to the Site by EPCM, a subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable (individually a “EPCM Party” and collectively, the “EPCM Parties”) unless the materials are specifically required by this Agreement and EPCM so notified Owner in advance. Owner will be responsible for Hazardous Materials specifically required by this Agreement, except to the extent of EPCM’s failure to properly notify Owner or the fault or negligence of any EPCM Party in the use and handling of the Hazardous Materials. EPCM will hold Owner harmless for any cost and expense Owner incurs (1) for remediation of any Hazardous Material, which is not specifically required by this Agreement, or which is brought to the Site and negligently handled by an EPCM Party (excluding any Works Contractor or anyone directly or indirectly employed by them or for whose acts they may be liable); or (2) where EPCM fails to perform its obligations under this Section 2.13 except to the extent that the cost and expense are due to Owner’s fault or negligence. For clarity, Owner remains responsible for Hazardous Materials brought to the Site by Works Contractors under their respective Works Contracts. EPCM will manage Works Contractors as Owner’s agent and in accordance with the Standard of Care, but EPCM does not assume contractual liability for their acts or omissions (unless such acts or omissions are the result of a breach of the Standard of Care by EPCM).

(d)           If, without negligence on the part of EPCM, EPCM is held liable by a Governmental Authority for the cost of remediation of a Hazardous Material solely by reason of performing Services as required by this Agreement, Owner will indemnify EPCM for all cost and expense thereby incurred.

(e)           EPCM expressly acknowledges that portions of the Project Site are subject to the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) due to the presence of Hazardous Substances thereon relating to historic mining activities in the Stibnite Mining District and that orders from a Government Authority issued pursuant to CERCLA may be applicable to some Project Site activities. Owner acknowledges that it has asserted to certain Governmental Authorities that Owner has satisfied the requirements for, and intends to maintain, its status as a bona fide prospective purchaser (“BFPP”) under CERCLA and otherwise qualifies for various liability defenses pursuant to CERCLA. Owner further acknowledges that it has voluntarily entered into an Administrative Settlement and Order on Consent (“ASAOC”) with certain Governmental Agencies under CERCLA with respect to such Hazardous Substances present on the Project Site. Owner has identified to EPCM all areas on the Project Site, as of the Effective Date, subject to the ASAOC for which no disturbance may occur without the prior written approval of Owner (“Non-Disturbance Areas”) and shall notify EPCM of any additional Non-Disturbance Areas designated after the Effective Date. EPCM shall not, and shall cause its Subcontractors not to, and shall instruct Works Contractors not to, conduct any work within or otherwise disturb any such Non-Disturbance Areas, impede or contravene any institutional controls or other land use restrictions under the ASAOC of which Owner has advised EPCM, or impede the performance of any response action or natural resource restoration that Owner is undertaking. EPCM agrees to participate in, and will require its Subcontractors (and instruct Works Contractors) to participate in, any training reasonably deemed appropriate by Owner and documented in writing relating to compliance with CERCLA or the ASAOC. EPCM acknowledges that its work outside of the Non-Disturbance Areas may involve areas where Hazardous Substances may be present on the Project Site relating to historic mining activities in the Stibnite Mining District. EPCM shall perform its work in a manner consistent with Applicable Laws and regulations, in conformance with site-specific requirements intended to maintain Owner’s BFPP status and other CERCLA defenses, and in a manner that does not create any new or expanded basis for potential liability arising from EPCM’s management of construction activities, but only to the extent such compliance relates to EPCM’s management of construction activities. EPCM shall, and shall cause its Subcontractors (and instruct Works Contractors) to, (i) comply with all applicable land use restrictions, (ii) exercise reasonable care to avoid causing or exacerbating the release of Hazardous Substances as a result of construction operations, (iii) promptly notify Owner of any observed or suspected release of Hazardous Substances or other conditions requiring action under CERCLA or other applicable laws, regulations, and site-specific requirements, including applicable permits, (iv) comply with Owner’s ESOP-013 Waste Management Plan and ESOP Legacy Materials Management Plan set forth on Exhibit G and any revisions thereto, and (v) comply with any directives, whether in writing or oral of Owner’s on-site Environmental Manager (or their designee) and/or representative of any Government Authority delivered to EPCM regarding Hazardous Substances encountered at the Project Site or the ASAOC. Notwithstanding any other provision of this Agreement, EPCM’s obligations under this section shall not include any warranty or guarantee that Owner will maintain BFPP status or qualification for any CERCLA defense or be immune from CERCLA liability. EPCM’s liability under this subsection (d) is limited to losses, claims, damages, or liabilities arising from pollution conditions directly caused by its negligent acts, errors, or omissions in managing construction activities. Nothing herein shall be construed to expand EPCM’s liability beyond that which is covered by its Pollution Liability insurance or to create obligations of a professional or advisory nature outside the scope of construction management services.

Article 3.               Owner’s Obligations.

3.1           General. Owner shall comply with, and ensure its personnel and contractors comply with, all Applicable Laws and Owner’s operations, safety, health and environment guidelines, rules and procedures. Owner shall provide evidence of insurance required to be maintained by Owner under this Agreement. Owner shall also promptly provide EPCM any information, comments or approvals required from Owner for the timely performance of the Services, and provide EPCM with regular updates, information and reports in connection with the Services that Owner receives, and which may be necessary to enable EPCM to comply with Applicable Laws.

3.2           Permits and Approvals. Owner will be responsible for applying for, obtaining and maintaining any permits or approvals required for the Project and the Services except where such permit or approval is expressly set out as part of the Services, or is in the nature of business registrations and professional licenses required to be held by EPCM to perform the Services. EPCM acknowledges that on-Site work at the Project will be subject to a number of permits from various Governmental Authorities that have either already been obtained, or will be obtained, by Owner and which are listed on Exhibit G (the “Owner Permits”). Copies of the Owner Permits shall be either maintained at the Site (when required by the applicable Owner Permit) or be provided to EPCM upon execution of the Agreement. EPCM shall comply with the Owner Permits in the performance of the Services, subject to its right to seek an adjustment of the Control Budget for EPCM Baseline Schedule for any additional costs or delays resulting from compliance with any Owner Permits obtained by Owner after the Effective Date.

3.3           Owner Review and Direction. To facilitate timely progress of the Services, Owner shall review and comment on drawings, specifications and any documentation provided by EPCM in a timely manner so as to not delay or make inefficient EPCM’s planned performance of the Services. Owner will not be bound to review or comment on design information produced by EPCM, nor to check the design information for errors, omissions or compliance with the Agreement requirements. Owner’s receipt of, review of, or comment on the design information and any other information provided by EPCM will not relieve EPCM from responsibility for any Nonconformance.

3.4           Site. Owner will provide EPCM, Works Contractors and their respective Personnel with access to the Site as required to perform Services and Works at the Site in accordance with this Agreement; provided that the provision and continuation of such access will at all times be subject to withdrawal by Owner: (a) upon the occurrence of any circumstances that Owner considers to be unsafe or an emergency; or (b) due to the requirements and commercial interests of Owner. Owner will furnish a legal description of the Site and surveys describing physical characteristics, legal limitations and utility locations for the Site; provided, however, Owner does not make any representation or warranties to EPCM about the utility locations on the Site, and Contractor will exercise due caution during any ground disturbance activities to minimize damage to known and unknown utilities. To the extent Owner is aware of, or should reasonably be aware of, inaccuracies in, or incompleteness of the legal description of the Site and/or surveys, Owner will notify contractor of such inaccuracies or incompleteness.

3.5           Initial Site Access. The EPCM will ensure that no Personnel of EPCM or any Works Contractor or their Personnel perform any Services or Works on the Site without having successfully completed Owner’s initial Site access requirements, as notified by Owner to EPCM or otherwise in force at the Site, including training in Owner’s Site policies, medical exams and other requirements for Site access set out in Owner’s policies. The EPCM will make available and coordinate its Personnel, and the Personnel of Works Contractors, who will be performing Services or Works on the Site for completion of Owner’s initial Site access requirements.

3.6           Personnel Identification and Security. The EPCM will cause its Personnel and the Personnel of all Works Contractors who may access the Site to comply with Owner’s personnel identification and Site access, health, safety and security requirements, as notified by Owner to EPCM or otherwise in force at the Site.

3.7           Background and Drug and Alcohol Testing. The EPCM will obtain and provide to Owner, at its request, in respect of any Personnel of EPCM and any Works Contractor who may enter the Site: (a) any lawfully available criminal record and other background checks, together with all associated consents required under applicable privacy legislation; and (b) subject to any applicable laws, any consents required to administer any drug and/or alcohol testing conducted in respect of Persons working on the Site according to Owner’s Site policies.

3.8           Use of the Site. The EPCM will not have exclusive use or possession of the Site and will cooperate and coordinate the performance of the Services and the Works with the Works Contractors and Owner. It being agreed that responsibility for safety and security at and around the Site will reside solely with Owner, the construction Works Contractors and Suppliers or Persons other than the EPCM, provided that EPCM will comply with, and will manage all construction activities at the Site in accordance with, all Applicable Laws and site policies and procedures, including those relating to safety and security without assuming responsibility for site safety or security beyond its management role.

Article 4.               Compensation for the Services.

4.1           Compensation. Owner agrees to compensate EPCM for the performance of the Services in accordance with Exhibit B. For the avoidance of doubt, such compensation shall include: (i) Hourly Labor Rates for Direct Personnel; (ii) Other Direct Costs; and (iii) Reimbursable Expenses (collectively, the “Cost of the Services;” (collectively with (i)-(iii), EPCM’s “Compensation”) as set out in Exhibit B. EPCM will use reasonable efforts to deliver the Services for an amount that does not exceed the total amount shown for the Services in the Control Budget, as modified or increased in accordance with this Agreement, and will notify Owner in writing whenever it has reason to believe that the costs it expects to incur under this Agreement in the next sixty (60) Days, when added to the costs previously incurred, will exceed seventy-five percent (75%) of the then-approved Control Budget. The notice shall state the estimated amount of additional funds required to continue performance of the Services for the period specified in the EPCM Baseline Schedule and the date by which such funds are required to be approved. If, after such notification, Owner and EPCM are unable to agree on an appropriate increase to the Control Budget: (i) EPCM shall be entitled to suspend the performance of the Services when the amount of the then-approved Control Budget is exhausted until such time as the Control Budget is increased by agreement of the Parties; and (ii) Section 6.2 shall apply.

4.2           Mobilization Fee. EPCM shall, within three (3) Business Days of the Effective Date, submit an invoice to Owner in an amount equal to [***] U.S. Dollars ($[***]) as advance compensation for the costs EPCM is expected to incur in the first calendar month of performing the Services (the “Mobilization Fee”). Owner shall pay the Mobilization Fee within seven (7) Business Days of the Deposit invoice. When submitting its second month invoice under this Agreement, EPCM shall provide a true-up comparison of the Mobilization Fee against the Compensation owed to EPCM for the first month of the Services. To the extent that the Mobilization Fee exceeds the Compensation owed for the first month, EPCM’s second month invoice shall reflect the amount of the difference as a credit owed to Owner on the second month invoice. If the Compensation owed for the first month exceeds the amount of the Mobilization Fee, EPCM shall include the amount of the difference in the second month invoice as an additional charge to Owner.

4.3           EPCM Incentive Pool. In addition to the Compensation, Owner shall fund an incentive pool of [***] U.S. Dollars ($[***]) (the “EPCM Incentive Pool”) that will accrue, at Owner’s sole but reasonable discretion, based on EPCM’s satisfaction of the following performance criteria and associated weights:

Performance Criteria	Weight
Safety: Total Recordable Incident Frequency Rate (TRIFR) and Lost Time Incident Frequency Rate (LTIFR)	[***]%
Environmental: Compliance with all permit and regulatory commitments and absence of reportable environmental incidents	[***]%
Cost: Performance against Control Budget	[***]%
Schedule: Performance against EPCM Baseline Schedule	[***]%

EPCM’s performance against the above criteria will be assessed, and the EPCM Incentive Pool shall accrue, in the following total amounts (using the weights set forth above) at the following intervals:

Accrual Period	Accrual Amount
Initial 12 months of Term	$[***]
Second 12 months of Term	$[***]
Third 12 months of Term	$[***]
Final Completion	$[***]

4.4           Invoices. EPCM shall submit detailed invoices for Services rendered to Owner on a monthly basis, including supporting documentation such as receipts for Reimbursable Expenses and a breakdown of the hours performed and charged at the Hourly Labor Rates. EPCM shall keep sufficient records of Services performed and expenses incurred in performing the Services at its principal place of business to allow Owner to determine the accuracy of such records.

(a)           Following the last Friday of the month, EPCM shall issue a draft invoice reflecting the value of the Services completed to that date. Within five (5) Business Days of receipt of the draft invoice (the “Invoice Review Period”), Owner and EPCM will meet and agree on the items included in and value of the invoice for that month. If Owner disputes any item in the draft invoice, it shall notify EPCM of the subject matter and reason for dispute and the Parties shall attempt to resolve the disputed amount prior to the submission of the final invoice, which may be submitted upon expiration of the Invoice Review Period. Owner shall pay all undisputed amounts within thirty (30) days from the date of issuance of the final invoice.

(b)           EPCM shall identify the amount of Value-Added Tax (VAT) as a separate line item, immediately following the summation of all other charges and costs. All other taxes (except for the VAT and head tax) for which EPCM seeks reimbursement, shall be itemized, including, but not limited to import duties, provincial sales tax and other similar government or regulatory assessments. All amounts included in an invoice shall be expressed in U.S. Dollars based on the then-current applicable foreign exchange rate published by www.oanda.com on the date of invoice. Unless otherwise advised by Owner in writing, invoices shall be sent to Owner for processing at:

Perpetua Resources, Inc.

405 South 8th Street, Suite 201,
Boise, ID 83702

4.5           Lien waivers. EPCM is exclusively responsible for and shall indemnify and hold Owner harmless from all liens or claims for payment which may at any time be asserted by EPCM or EPCM’s subcontractors, subject to Owner’s compliance with its payment obligations under this Agreement. EPCM shall furnish partial and/or final lien waivers, in the form set forth in Exhibit H to Owner with each monthly invoice. All payments to EPCM will be made by electronic transfer to EPCM’s bank account as outlined in writing by EPCM.

4.6           Payments. Except for the Mobilization Fee invoice, Owner shall pay all undisputed invoice amounts within thirty (30) days after receipt of a complete and proper final invoice. Owner shall withhold any disputed amounts but shall notify EPCM of any disputed amounts within the same thirty (30) days after receipt of the invoice. A payment made pursuant to the Agreement does not prejudice the right of either Party to dispute whether the amount paid is the amount properly due and payable, nor does it conclusively constitute evidence of the value of the Services or whether the Services have been executed satisfactorily. Payment shall not constitute an admission of liability on the part of the payor. No payment may be considered final, pending the final determination of all amounts until the total execution of the Services or the early termination of the contract.

4.7           Owner’s Withholding Rights. Owner shall have the right to withhold and set-off any payment of any amounts otherwise due to EPCM only to the extent reasonably necessary, in Owner’s reasonable judgment, to protect Owner from amounts owed by EPCM, or for loss for which EPCM is responsible, including, but not limited to: (i) defective Services not remedied; (; (iii) failure of EPCM to properly and timely pay subcontractors or others for Services performed; (iv) failure to carry out the Services in accordance with the Standard of Care under the Agreement;. Owner will timely provide an explanation of any amounts withheld or disputed. Owner shall, within ten (10) Business Days of becoming aware of the requirement to withhold or deduct any amount from an amount payable under this Agreement, notify EPCM of the details of any amounts withheld or deducted pursuant to this Section 4.9. When the reasons for the withholding are resolved, Owner will promptly pay the amounts withheld.

4.8           Interest. If any amount which is due by either Party to the other Party remains unpaid after the date on which it should have been paid, the Party responsible for the payment shall pay to the other Party interest on the unpaid amount at the rate of five percent (5%) per annum in accordance with an invoice issued by the Party to whom the interest is due and owing.

4.9           Taxes and Duties. The Compensation shall cover and include all sales and use taxes, duties, and charges of any kind imposed by any federal, state, or local governmental authority on amounts payable by Owner under this Agreement, and in no event shall Owner be required to pay any additional amount to EPCM in connection with such taxes, duties, and charges, or any taxes imposed on, or regarding, EPCM's income, revenues, gross receipts, personnel, or real or personal property or other assets. The Parties agree that in case of change in the tax regulation or in the interpretation of an existing tax impacting the Compensation structure they will engage in good faith discussions to resolve the matter and reduce such impact. For clarity, any applicable sales, use, value-added, goods and services, or similar transaction taxes on EPCM’s services shall be reimbursed by Owner in addition to the Compensation

4.10         Owner’s Audit Rights. Owner shall have the right, upon providing reasonable prior written notice to EPCM, to audit and inspect EPCM's books, records, accounts, and supporting documentation related to the performance of this Agreement, including but not limited to those pertaining to the Compensation. Owner may conduct such audits during normal business hours, and EPCM shall retain such relevant records for a period of three (3) years following the completion or termination of this Agreement. EPCM shall maintain up-to-date records which clearly identify relevant time and expense related to the performance of the Services (including but not limited to tax compliance as per the Law, as well as all accounting, contractual and other documents related to the performance of the Services) and shall make these available to Owner to inspect upon request. Audit rights shall not extend to the composition or makeup of payroll benefits, overhead, individual hourly compensation rates or salary, or project or corporate financial records, income or profit. Notwithstanding the foregoing, if additional audit rights are required by Owner’s financing support (EXIM), the Parties agree to negotiate such rights in good faith, subject to confidentiality undertakings and reasonable conditions having regard to the privacy of EPCM’s financial records and any conditions reasonably imposed by EPCM’s Board of Directors.

Article 5.               Changes and Force Majeure Events.

5.1           Owner-directed Changes. Owner has the right, at any time, to request and/or direct a Change by written notice to EPCM. Following receipt of such notice, EPCM shall promptly provide Owner with the details of the expected impact (if any) of the Change to the Control Budget, the EPCM Baseline Schedule, the Works, and the Process Guarantee. If the Parties agree to the Change and associated impact, then the Parties shall execute a Change Order confirming the Change. If the Parties are unable to agree but Owner nevertheless directs the Change, such dispute shall be referred to dispute resolution in accordance with this Agreement. Owner shall continue to pay EPCM applicable Compensation as it becomes due, subject to the then-applicable Control Budget and EPCM Baseline Schedule, pending resolution of the dispute. Notwithstanding the foregoing, EPCM shall have the prerogative to defer to continue working without an approved Change Order and shall not be required to proceed with any change to the Services in advance of the execution by both parties of the relevant Change Order.

5.2           EPCM-requested Changes. EPCM may request a Change at any time by providing such request to Owner in writing with the details of the expected impact (if any) of the Change to the Control Budget, the EPCM Baseline Schedule, the Works, and the Process Guarantee. Owner shall, as soon as practicable (but in any event so as not to unduly impede the progress of the Services) after receipt of the request, either (i) approve the request and associated impact; or (ii) deny the request and provide a written rationale for such denial. If Owner approves the Change and associated impact, then the Parties shall execute a Change Order confirming the Change. If Owner denies the request or the Parties are unable to agree on the impacts associated with the Change, either Party may refer such dispute to dispute resolution in accordance with this Agreement. Owner shall continue to pay EPCM applicable Compensation as it becomes due, subject to the then-applicable Control Budget and EPCM Baseline Schedule, pending resolution of the dispute. Notwithstanding the foregoing, EPCM shall have the prerogative to defer to continue working without an approved Change Order and shall not be required to proceed with any change to the Services in advance of the execution by both parties of the relevant Change Order. Notwithstanding the foregoing, EPCM shall continue working to maintain progress and schedule for Owner-requested or EPCM-requested changes that fall within a nominal threshold of [***] U.S. Dollars ($[***]) per change (or such other amount as agreed by the Parties), provided that the aggregate of such changes does not exceed [***] U.S. Dollars ($[***]) without prior written approval, pending execution of the relevant Change Order. EPCM shall not be required to proceed with any change that exceeds such thresholds without prior written agreement and execution of a Change Order.

5.3           Other Changes. When EPCM believes any other Change (including but not limited to a Change in Applicable Law) has occurred, EPCM shall notify Owner in writing and provide the details of the expected impact (if any) of the Change to the Control Budget, the EPCM Baseline Schedule, the Works, and the Process Guarantee. EPCM must provide such notice as soon as reasonably practicable after becoming aware of the Change. If the Change causes an increase or decrease in the costs or time required to perform the Services, the Control Budget and EPCM Baseline Schedule shall be adjusted by a reasonable amount as agreed between the Parties. If the Parties are unable to agree on such adjustment, Owner shall provisionally determine the adjustment required based on the increase or decrease in EPCM's costs and time directly attributable to EPCM complying with the Change. If EPCM does not agree with Owner’s assessment, it may refer the matter to dispute resolution in accordance with this Agreement.

5.4           Trend Alerts. EPCM shall, throughout the Term of this Agreement, actively monitor its progress, incurred costs, and hours charged by Direct Personnel in comparison to the EPCM Baseline Schedule and Control Budget. Should EPCM identify any trends, potential condition, or potential change in condition related to the performance of the Services or the Works that may impact Contractor’s ability to complete the Services in accordance with the EPCM Baseline Schedule and Control Budget (a “Trend Alert”), then EPCM shall notify Owner as soon as reasonably practicable after becoming aware of such Trend Alert. Such notice shall state the cause or reason for such Trend Alert and quantify any estimated impact to the EPCM Baseline Schedule or Control Budget. EPCM shall review the Project documents and examine alternate methods and materials that may be incorporated into the Project documents in order to reduce the impact on the EPCM Baseline Schedule and Control Budget, as applicable.

5.5           Force Majeure Events. Neither Party shall be liable for any act, omission or failure to perform their respective obligations under the Agreement (except for the obligation to make a payment required under this Agreement) if the act, omission or failure is directly caused by a Force Majeure Event. The affected Party shall continue as far as possible to fulfil its other contractual obligations that are not affected by the Force Majeure Event. A Party affected by a Force Majeure Event shall promptly give notice of the event to the other Party and use the utmost diligence to mitigate the circumstances of the Force Majeure Event and minimize any loss to the other Party. If the Force Majeure Event causes an increase or decrease in the costs or time required to perform the Services, the Control Budget and EPCM Baseline Schedule shall be adjusted by a reasonable amount as agreed between the Parties. If the Parties are unable to agree on such adjustment, Owner shall provisionally determine the adjustment required based on the increase or decrease in EPCM's costs and time directly attributable to the Force Majeure Event. If EPCM does not agree with Owner’s assessment, it may refer the matter to dispute resolution in accordance with this Agreement.

5.6           The Parties have agreed to the change management process as set out in Exhibit D.

Article 6.               Term, Completion, Suspension, and Termination.

6.1           Term. Unless terminated earlier pursuant to the terms herein, this Agreement shall commence on the Effective Date and shall remain in effect, subject to the terms and conditions hereof, until completion of the Services and the Process Guarantee, as confirmed in writing by Owner (the “Term”).

6.2           Mechanical Completion. When EPCM considers that the Facility, or a designated component or operable system of the Facility, has achieved Mechanical Completion, in accordance with the requirements of this Agreement, EPCM will prepare and submit to Owner a written application for certification of Mechanical Completion, together with such other information and documentation as may be specified in Exhibit A, or as may be reasonably requested by Owner. Within ten (10) days after receiving such notice and all other required information, Owner will review the Facility, or the designated component or operable system of the Facility to verify the validity of EPCM’s application and will notify EPCM whether it has certified that Mechanical Completion has been achieved. If Owner determines that Mechanical Completion of the Facility, or the applicable component or operable system of the Facility, has not been achieved, EPCM will perform the Services and, cause to be performed, the Works required to achieve Mechanical Completion of the Facility, or applicable component or operable system of the Facility, and thereafter will provide Owner with another application for Mechanical Completion. This process will be repeated until Owner certifies the occurrence of Mechanical Completion in accordance with this section. If Owner determines Mechanical Completion of the Facility or the applicable component or operable system of the Facility has been achieved, Owner will certify the occurrence of Mechanical Completion and approve a punch-list of Defects to be rectified prior to the transfer of care, custody and control (“TCCC”), which such punch-list will be prepared by EPCM for Owner’s review and approval. Once Mechanical Completion of a system has been achieved, TCCC of the system will be transferred to Owner. The signed acceptance of a system turnover package by Owner will formalize and signify the TCCC of the system from the pertinent Works Contractor to Owner. Owner may commence Commissioning activities for each system once TCCC for that system is achieved. When EPCM considers that the Facility, that is, all components and operable systems of the Facility, have achieved Mechanical Completion, in accordance with the requirements of this Agreement, EPCM will prepare and submit to Owner a written application for certification of Final Mechanical Completion, together with such other information and documentation as may be specified in Exhibit A, or as may be reasonably requested by Owner.

6.3           Pre-Operational Testing. Once EPCM has managed Work Contractors to successfully achieve construction completion and subsequently construction testing of the Facility or a designated component or operable system of the Facility, EPCM will undertake Pre-Operational Testing in accordance with Exhibit A in order to achieve Mechanical Completion.

6.4           Pre-Operational Testing Completion. When EPCM considers that the Facility has achieved Pre-Operational Testing Completion, in accordance with the requirements of this Agreement, EPCM will prepare and submit to Owner a written application for certification of Pre-Operational Testing Completion, together with such other information and documentation as may be specified in Exhibit A or as may be reasonably requested by Owner. Within five (5) Business Days after receiving such notice and all other required information, Owner will review the Facility to verify the validity of EPCM’s application and notify EPCM whether Pre-Operational Testing Completion has been achieved. If Owner determines that Pre-Operational Testing Completion of the Facility has not been achieved, EPCM will perform the Services and, cause to be performed, the Works required to achieve Pre-Operational Testing Completion of the Facility; EPCM will prepare, for Owner’s review and approval, a punch-list of Defects to be rectified and thereafter will provide Owner with another application for Pre-Operational Testing Completion. This process will be repeated until Owner certifies the occurrence of Pre-Operational Testing Completion in accordance with this section.

6.5           Commissioning. Following Mechanical Completion, Owner may begin Commissioning. The EPCM will provide such Services in respect of the Commissioning as set forth in Exhibit A and provide such trained and qualified Personnel as Owner may reasonably request to assist with the Commissioning. The Parties will also carry out the agreed testing for the Process Guarantee according to the agreed criteria and timetable.

6.6           Final Completion. When EPCM considers it has achieved Final Completion in accordance with the requirements of this Agreement, EPCM will prepare and submit to Owner a written application for certification of Final Completion, together with such other information and documentation as may be specified in Exhibit A, or as may be reasonably requested by Owner. Within five (5) days after receiving such notice and all other required information, Owner will review the Services to verify the validity of EPCM’s application and will notify EPCM whether it has certified that Final Completion has been achieved. If Owner determines that Final Completion of the Facility has not been achieved, EPCM will perform the Services at Owner’s cost and, cause to be performed, the Works required to achieve Final Completion, and thereafter will provide Owner with another application for Final Completion. This process will be repeated until Owner certifies the occurrence of Final Completion in accordance with this section. If Owner determines Final Completion has been achieved, Owner will issue a Final Completion Certificate.

6.7           Suspension for Owner’s Convenience. Owner may, in its sole discretion and any time, suspend performance of the Services in whole or in part by providing EPCM with written notice and the effective date of the suspension. Upon receipt of such notice, EPCM shall promptly suspend its performance of the suspended portion of the Services and shall resume performance of the Services within a reasonable period of time (but not less than five (5) Business Days) after receipt of notice from Owner to resume. If the suspension increases EPCM’s costs or time required to perform the Services, the Parties shall negotiate an equitable adjustment to the Control Budget and EPCM Baseline Schedule in good faith, provided that EPCM asserts its right to an adjustment within fifteen (15) Business Days after Owner lifts the suspension. Any adjustment to the Control Budget and EPCM Baseline Schedule shall include EPCM’s reasonable standby and mobilization and demobilization costs, provided, however, that in no event shall EPCM be entitled to any special, incidental, indirect or consequential damages (including loss of profits, loss of opportunity or loss of productivity) because of such suspension resumption on the Services.

6.8           Suspension by EPCM. EPCM shall have the right to suspend part or all of its performance of the Services if Owner is in default of its payment obligations under this Agreement and such default is not cured within five (5) Business Days following Owner’s receipt of written notice of such non-payment by EPCM (or such other period agreed in writing between the Parties). Upon receipt of payment from Owner, EPCM shall resume performance of the Services as soon as practicable after receipt of the outstanding payment amount from Owner.

6.9           Termination by Owner for Convenience. Owner may terminate this Agreement at any time and for any reason by giving prior written notice to EPCM. Upon receipt of the notice, EPCM will (a) cease operations as directed by Owner in the notice, (b) take actions necessary, or that Owner may direct, for the protection and preservation of the Services; and (c) except for Services directed to be performed prior to the effective date of termination stated in the notice or assigned to Owner, terminate all existing subcontracts and enter into no further subcontracts. In case of the termination, Owner shall pay EPCM for the reasonable and auditable costs of demobilization plus the portion of the Compensation earned by EPCM up to the date of termination and any other direct costs or expenses EPCM is legally liable to pay and cannot avoid for the orderly completion of the Services, as agreed between the Parties. In no event shall EPCM be entitled to any special, incidental, indirect or consequential damages (including loss of profits, loss of opportunity or loss of productivity) because of such termination. Owner’s payment of amounts owed to EPCM pursuant to this Section 6.9 shall be EPCM’s exclusive remedy against Owner in the event of any termination.

6.10         Termination by Owner for Cause. Owner may terminate EPCM’s rights under this Agreement after the occurrence of one or more of the following events of default if, such event of default continues to exist for twenty-one (21) days following EPCM’s receipt of a written cure notice from Owner:

(a)           EPCM fails or refuses to supply enough properly skilled workers or proper materials to complete the Services in accordance with the EPCM Baseline Schedule;

(b)           EPCM fails to provide information or documents required of EPCM pursuant to this Agreement;

(c)           EPCM provides documents or information to Owner regarding the Services or EPCM’s performance of the Services that are false or misleading in any material respect;

(d)           EPCM fails to pay to any Subcontractor any funds received by EPCM for Services performed by a subcontractor that are not subject to a bona fide dispute, within seven (7) days of EPCM’s receipt of the funds;

(e)           EPCM disregards or fails to comply with Applicable Laws in any material respect;

(f)            EPCM assigns its rights or obligations without Owner’s prior express consent;

(g)           EPCM fails to properly maintain any insurance required of EPCM;

(h)           the occurrence of an Insolvency Event involving EPCM; or

(i)            any other material breach of this Agreement by EPCM.

Notwithstanding the foregoing, Owner may not terminate this Agreement for a default identified in subsections (e), (h) or (i) above if, after notice of the default and prior to expiration of the twenty-one (21) day period set forth above, EPCM has commenced diligent efforts to cure the breach and continuously provides reasonable assurances to Owner that the breach will be cured within thirty (30) days of the date of Owner’s cure notice, and the breach is actually cured within such 30-day period.

If Owner terminates EPCM’s rights under this Agreement pursuant to this Section 6.10, EPCM will not be entitled to receive further payment under this Agreement until the Services are complete, save for payment of Services performed to the date of termination. Owner will have the right, but not the obligation, to (i) exclude EPCM from the Project Site and take possession of all materials thereon; (ii) demand and accept assignment of EPCM’s subcontracts; and/or (iii) finish the Services by whatever reasonable method Owner may deem expedient. Upon Owner’s completion of the terminated Services, Owner will furnish EPCM with an accounting of the costs incurred by Owner in finishing the terminated Services and the damages incurred by Owner from EPCM’s defaults for which EPCM is liable (subject to the limitations of this Agreement).

6.11         Termination by EPCM for Cause. EPCM may terminate this Agreement after the occurrence of one or more of the following events of default if, following Owner’s receipt of a written cure notice from EPCM, said event of default continues to exist for fourteen (14) Business Days:

(a)	Owner fails to make payments to EPCM in accordance with this Agreement;

(b)	Owner fails to properly maintain any insurance required of Owner herein;

(c)	the occurrence of an Insolvency Event involving Owner; or

(d)	any other material breach of the Agreement by Owner.

Notwithstanding the foregoing, EPCM may not terminate this Agreement if, after notice of the default and prior to expiration of the period set forth above, Owner has commenced diligent efforts to cure the breach and provided reasonable assurances to EPCM that the breach will be cured, and actually is cured, within thirty (30) Days of the date of EPCM’s cure notice, and the breach is actually cured within such period.

Additionally, as a condition prerequisite to EPCM’s right to terminate this Agreement for Owner’s default, EPCM shall provide a copy of any notice of default issued pursuant to this Section 6.11 to any lender previously identified by Owner, each of whom shall have an independent right to cure any default of Owner within a reasonable period, which period will not be less than ten (10) Business Days in the event of a payment default, and not less than thirty (30) Days in the event of any of the other defaults.

In the event of termination as provided in this Section 6.11, EPCM will wind down operations in accordance with Section 6.12 below and shall be entitled to payment as set forth in Section 6.9.

6.12         Surviving Obligations. Upon any kind of termination of this Agreement, EPCM will:

(e)           promptly deliver to Owner all documents, work product, and other materials, whether or not complete, prepared by or on behalf of EPCM in the course of performing the Services for which Owner has paid, including all of EPCM’s right, title and interest in and to such items;

(f)            return to Owner all Owner-owned property, equipment, or materials in its possession or control;

(g)           remove any EPCM-owned property, equipment, or materials located at Owner's locations;

(h)           provide reasonable cooperation and assistance to Owner in transitioning the Services to an alternate service provider; and

(i)            immediately discontinue all Services as of the effective date of such termination.

6.13         Termination or expiration of this Agreement will not relieve EPCM of its obligations with respect to the confidentiality of Owner’s information. Termination or expiration of the Agreement also will not relieve either Party of any obligations hereunder which expressly or by implication to survive termination hereof. Except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, termination or expiration of this Agreement will not relieve either Owner or EPCM of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of the Party occurring prior to the effectiveness of the termination, or which arise out of the termination, and will not relieve EPCM of its obligations as to portions of the Services already performed or of obligations assumed by EPCM prior to the date of termination. This Section 6.13 shall survive the termination or expiration of this Agreement.

6.14         EPCM makes no warranty and has no continuing obligations or liability in respect of any deliverables that are incomplete as of the date of any termination or suspension of Services under this Agreement

Article 7.               Warranties and Process Guarantee.

7.1           Services Warranty. EPCM warrants to Owner, during the Term and for a period of twelve (12) months thereafter (the “Services Warranty Period”), that the Services performed by EPCM (including all Design Documentation prepared and submitted to Owner) will (i) comply with the Requirements; (iii) be prepared, certified, verified, and completed in accordance with Applicable Law; and (v) not knowingly infringe or misappropriate any intellectual property right of a third party (collectively, the “Services Warranty”). EPCM acknowledges and agrees that it is, subject to the terms of this Agreement, responsible for the design in accordance with the Standard of Care and the Requirements for the design of the Services (including the Design Documentation) under the Agreement, including any submitted or re-submitted to Owner in accordance with the Agreement. Except as expressly set out above as the Services Warranty, the EPCM makes no other representations, warranties, or conditions, express or implied, including any implied warranties or conditions of merchantability, fitness for a particular purpose, durability, or those arising by statute or otherwise in law or in equity. All such other warranties or conditions are hereby disclaimed to the fullest extent permitted by applicable law.

7.2           Process Guarantee. Subject to the terms of this Agreement, EPCM represents to Owner, during the Term, that the Services (including all Design Documentation) will be performed to the Standard of Care to achieve completion of the Process Guarantee, subject to the terms therein. The Parties will work collaboratively and negotiate in good faith to establish a final, mutually acceptable form of Process Guarantee within sixty (60) Business days of the execution of this Agreement (or such other time as agreed by the Parties) and shall update Exhibit F accordingly.

7.3           Process Guarantee Security. NOT USED.

7.4           Services Warranty and Process Guarantee Exclusions. Notwithstanding any provision to the contrary in this Agreement, EPCM’s Services Warranty and Process Guarantee are expressly conditioned upon EPCM being afforded an opportunity to correct any defects prior to the performance of the Process Guarantee, and thereafter in accordance with the Process Guarantee.

7.5           Remedial Actions. Upon the occurrence of any proven Nonconformance during the Term, EPCM shall promptly, but in no event later than five (5) days after receipt of notice from Owner, commence to reperform and correct any Services arising from such Nonconformance at no cost to Owner. In the event EPCM fails within fifteen (15) days after receipt of written notice from Owner to commence and continue correction of such Nonconformance with diligence and promptness, Owner may correct, or cause the correction of, such Nonconformance in the Services, at EPCM’s sole cost and expense.

7.6           Works Defects. Where a Works Defect is identified by EPCM or Works Contractor or where Owner notifies EPCM of a Works Defect within the applicable warranty period set forth in the Works Contract, then, at Owner’s option and direction: (i) EPCM will cause the applicable Works Contractor to, in accordance with the terms of the applicable Works Contract, without delay and at no cost to Owner or EPCM: (i) remove, replace, rectify, repair or otherwise remedy the Works Defect, and repair any damage to any equipment or property of Owner and any third parties resulting directly or indirectly from the Works Defect; and (ii) cause the Works Contractor to reimburse Owner for all costs and expenses incurred by Owner (including costs incurred by EPCM) to repair, replace or re-perform any work provided by Owner which is required to be repaired, replaced or re-performed as a result of such Works Defect or the remedy of such Works Defect. Owner may remove, replace, rectify, repair or otherwise remedy the Works Defect, and repair any damage to any equipment or property of Owner and any third parties resulting directly or indirectly from the Works Defect, using its own forces or those of other contractors, and EPCM will provide, and cause the applicable Works Contractor to provide, such support and on-site assistance as Owner may reasonably request and cause Works Contractor to reimburse Owner for all reasonable costs and expenses incurred by Owner in doing so within thirty (30) days after delivery to Works Contractor of Owner’s statement of costs, with reasonable supporting evidence of the costs, subject to and in accordance with the terms of the applicable Works Contract. [During the first six (6) months following Final Completion, EPCM shall have appropriate personnel “on call” to address any Works Defects that may arise. If any Works Defects that arise during such six-month period persist after such period, all such personnel shall remain “on call” for each subsequent week until such Works Defect is resolved.]

7.7           Assignment of Warranties. Upon the expiration of the Services Warranty Period or earlier termination of this Agreement: (i) EPCM will assign to Owner all third-party warranties related to the Services; (ii) EPCM will assist Owner in enforcing any warranties that are not assignable; and (iii) Owner will pursue any claim for a Works Defect directly against the applicable Works Contractor.

7.8           Reperformance of Services. EPCM will, during the Warranty Period and subject to Section 11.4, reperform any Defective Services, provided that EPCM may, upon mutual agreement with Owner, instead refund to Owner all amounts paid in respect of such Services if the Parties agree (acting reasonably) that reperformance is not practicable. For greater certainty, (a) all Services provided by EPCM prior to the Warranty Period will be fully compensated in accordance with Section 4, and (b) any work done by EPCM during the Warranty Period in respect of defects or other Project issues that does not result in a finding that the defect or issue has arisen as a result of Defective Services will also be fully compensated in accordance with Article 4.

Article 8.               Safety.

8.1           EPCM shall be responsible for adequately managing the safety precautions and programs for the activities of EPCM, its subcontractors, and all Works Contractors in accordance with the Standard of Care, provided however, EPCM shall not be responsible for overall site safety or security at any Owner premises and the EPCM shall also comply with any Owner provided safety requirements for any Services that may require work on Owner’s Project Site. However, if EPCM becomes aware of other safety violations, EPCM shall give prompt written notice to Owner.

8.2           EPCM shall, following Prudent Mining Practices and prudent occupational training practices, inform the Works Contractors and inform and train its personnel and in the rules, procedures and regulations for the Project and such specific rules and directions that may be published or given from time to time by Owner relating to the safety of persons and preservation of property.

Article 9.               Insurance.

9.1           EPCM agrees that upon execution of this Agreement and throughout the Term, and thereafter as required, EPCM shall obtain and maintain the insurance policies as set forth below:

(a)           Worker's Compensation with statutory limits no less than the greater of (i) $[***] per accident, per employee, per disease, or (ii) the minimum amount required by Applicable Law. The policy shall include, where available, any necessary coverage for liability with respect to expatriate personnel for the benefits required to be covered by insurance at the point of hire;

(b)           Errors and Omissions/Professional Liability with limits no less than $[***] per claim and $[***] in the aggregate;

(c)           Commercial General Liability with limits no less than $[***] per occurrence and $[***] in the aggregate, for each of bodily injury, property damage, and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of EPCM under this Agreement. Limits may be achieved by using a combination of primary and umbrella policies. This insurance shall cover EPCM for incidental liability arising from activities away from the Site that is not otherwise covered under any Owner-arranged public and products liability policy. This EPCM-arranged insurance will at all times be secondary to any Owner-arranged public and products liability policy;

(d)           Commercial Automobile Liability with limits no less than $[***], combined single limit; and

(e)           Pollution Liability with limits no less than $[***] per occurrence and in the aggregate, which policy will include coverage for third-party injury and property damage claims, including cleanup costs, as a result of pollution conditions arising from EPCM’s performance of the Services.

(f)            Excess/Umbrella Insurance with limits no less than [***] U.S. Dollars ($[***]) per occurrence and in the aggregate.

9.2           EPCM shall promptly deliver certificates of all such insurance policies to Owner. All such policies, except for Worker’s Compensation and Professional Liability, shall name Owner as an additional insured (which shall be reflected on any certificate representing such policies). The certificates shall provide that Owner shall receive thirty (30) days’ prior written notice of replacement, cancellation, or material change of any such insurance policies. No payments for Services shall be due until EPCM has furnished Owner the certificates of insurance evidencing that EPCM has obtained all insurance required by this Agreement. EPCM’s insurance policies shall provide for a waiver of all rights of subrogation which EPCM’s or its subcontractors’ insurance carriers might exercise.

Article 10.             Intellectual Property.

10.1         Pre-Existing EPCM Intellectual Property. For the avoidance of doubt, title in all of EPCM’s pre-existing right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not including any amendments, modifications and improvements made thereto (the “Pre-Existing EPCM Intellectual Property”), supplied in connection with the Services or contained in the deliverables shall remain with EPCM. EPCM shall pay all royalties and license fees which may be due on the inclusion of any such Pre-Existing EPCM Intellectual Property incorporated in the Services. Owner shall have a limited, royalty-free, paid-up, non-assignable license to use the Pre-Existing EPCM Intellectual Property in the Services and any Design Documentation, Digital Engineering, or other deliverables required under this Agreement. At the written request of a lender to Owner, EPCM agrees that it will permit the transfer of the license referred to in this clause to the lender for the purpose of the Project. Owner shall not use or modify the Pre-Existing EPCM Intellectual Property other than as expressly permitted under this Agreement. Any such modification or use without EPCM’s prior written consent shall be at Owner’s sole risk and Owner shall indemnify and hold harmless EPCM for and against all claims, damages, losses and liabilities whatsoever (including reasonable attorneys' fees and related expenses) arising or resulting therefrom. Owner will not modify any Pre-Existing EPCM Intellectual Property unless it has first removed EPCM’s name and logo from such intellectual property.

10.2         Ownership of Inventions. Subject to Owner’s payment of all Compensation properly due and owing to EPCM under this Agreement, EPCM assigns to Owner, EPCM's entire right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not, hereafter made or conceived solely or jointly by EPCM while working for or on behalf of Owner, which relates to, is suggested by, or results from matters from this Agreement and depends on either: (a) EPCM's knowledge of Confidential Information obtained from Owner; or (b) the use of Owner equipment, supplies, facilities, information, or materials.

10.3         Disclosure of Inventions. EPCM shall promptly disclose any such invention, technique, process, device, discovery, improvement, or know-how to Owner first invented based on the Owners’ Intellectual Property. EPCM shall, upon request of Owner, promptly execute a specific assignment of title to Owner and do anything else reasonably necessary to enable Owner to secure for itself, patent, trade secret, or any other proprietary rights in the United States or other countries. It shall be conclusively presumed that any patent applications relating to this Agreement or its Services, related to trade secrets of Owner, or which relate to tasks assigned to EPCM by Owner, which EPCM may file within one year after termination of this Agreement, shall belong to Owner, and EPCM hereby assigns same to Owner, as having been conceived or reduced to practice during this Agreement. If for any reason, including incapacity, Owner is unable to secure EPCM's signature on any document needed to apply for, perfect, or otherwise acquire title to the intellectual property rights granted to it under this Article 10, or to enforce such rights, EPCM hereby designates Owner as EPCM's attorney-in-fact and agent, solely and exclusively to act for and on EPCM's behalf to execute and file such documents with the same legal force and effect as if executed by EPCM and for no other purpose.

10.4         Ownership of Deliverables. [***] shall retain all right, title, and interest in and to any writings or works of authorship, including, without limitation, [***]. [***] hereby grants to [***] a [***] license to use, reproduce, modify, distribute, and create derivative works from such [***] solely for the purposes of [***]. [***] shall have the right to obtain and hold in its own name any copyright registrations or similar protections for the licensed [***]. [***] shall provide [***] or its designees with reasonable assistance to support [***] exercise of its licensed rights.

10.5         Use and Modification of Deliverables. Notwithstanding anything in this Agreement to the contrary, [***] shall have a [***] license to use [***] solely for purposes directly related to [***]. [***] may not disclose, sublicense, modify, or build upon the deliverables except with [***] prior written consent, which shall not be unreasonably withheld. All [***] shall be provided to [***] in view-only or exportable formats, unless otherwise agreed, and [***] shall upload such files to a mutually agreeable shared server on a regular basis (no less frequently than weekly). [***] shall not use the [***] for any other project, nor share them with third parties except as required by law or with [***] prior written approval In addition to the foregoing, in no case will any such [***] be made publicly available or used in connection with any financing, sale or investments transactions or will [***] name be used in any [***], unless otherwise agreed by [***] in writing.

10.6         Infringement Indemnity. EPCM warrants that its performance of the Services, including the preparation of the Design Documentation, Digital Engineering, and other deliverables required under this Agreement, will not infringe the intellectual property rights of any third parties. EPCM will indemnify, defend and hold harmless Owner, its Affiliates, and its and their directors, shareholders, officers, members, managers, employees, partners, contractors, subcontractors, and agents, from and against any claims, costs, expenses, losses or damages suffered or incurred arising out of, or in any way in connection with, any actual or alleged infringement of the intellectual property rights of any third parties.

10.7         Third Party Information. EPCM may rely on information, data, or documents provided by Owner or third parties (“Third Party Information”) in performing the Services. EPCM will review and consider such information exercising the Standard of Care, but EPCM does not warrant and shall not be responsible for the accuracy or completeness of Third Party Information, nor shall EPCM be required to independently verify such information unless expressly agreed in writing. If EPCM becomes aware of any material error, omission, ambiguity, or deficiency in Third Party Information, EPCM will promptly notify Owner. The Parties will cooperate in good faith to address any such deficiency, and Owner will be responsible for any reasonable costs or schedule impacts arising from corrections or adjustments to deliverables necessitated by such deficiencies.

Article 11.             Indemnification; Limitation of Liability.

11.1         EPCM Indemnification. To the fullest extent permitted by applicable law, EPCM will indemnify, defend and hold harmless Owner, its Affiliates, and its and their directors, shareholders, officers, members, managers, employees, partners, contractors, subcontractors, and agents, from and against claims, damages, losses and expenses, including but not limited to reasonable attorneys’ fees, arising out of or resulting from performance of the Services, provided that the claim, damage, loss or expense is attributable to: (i) bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than to the Project itself) of third parties caused by and to the extent of the negligent acts or omissions of EPCM, a subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable; (ii) EPCM’s violation of Article 10 of this Agreement, or (iii) EPCM’s violation of Applicable Law. The obligation will not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person. In claims against any person or entity indemnified under this Section 11.1 by an employee of EPCM, a subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section 11.1 will not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for EPCM or a subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

11.2         Owner Indemnification. Owner will indemnify, defend and hold harmless EPCM from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, provided that the claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than to the Project itself) caused by the negligent acts or omissions of Owner or anyone directly or indirectly employed by it for whose acts they may be liable, but excluding EPCM, EPCM’s subcontractors, Works Contractors, and anyone directly or indirectly employed by EPCM.

11.3         Waiver of Consequential Damages. In no event shall either Party, or its Affiliates, or its or their officers, directors, members, partners, shareholders, employees, or agents, be liable for special, indirect, exemplary, punitive or consequential damages of any nature whatsoever arising out of this Agreement, including damages or claims in the nature of lost revenue, income or profits, loss of use, or cost of capital, irrespective of whether such damages are reasonably foreseeable and irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise; provided, that the limitation of liability imposed by this Section 11.3 shall not apply to (i) a Party’s indemnity obligations set forth in this Agreement, or (ii) losses or damages which arise or result from the fraud, Willful Misconduct, or Gross Negligence of a Party or any subcontractor or vendor of a Party.

11.4         Limitation of Liability. Notwithstanding any other provision of this Agreement, EPCM’s total aggregate liability arising out of or in connection with the Services or this Agreement, whether for breach of contract, strict liability, in tort (including negligence), equity, indemnity, common law, under statute or for delay, shall in no event exceed [***] percent ([***]% ) of the cumulative amount paid by Owner to EPCM under this Agreement (“Liability Limit). Save for otherwise agreed performance guarantee parameters, EPCM does not warrant nor guarantee any specific outcomes or results, including the cost of the Project or that ability of any process, technology or equipment to achieve specific performance criteria; Any claim, action or proceeding against EPCM in connection with the Agreement, including any warranty claims, must be made within 12 months of the earlier of completion of the Services and termination of the Agreement. The limitations of liability in this Section 11.4 shall not apply to: (i) any claim for EPCM’s Gross Negligence, Willful Misconduct, or fraud; or (ii) any indemnity obligations with respect to third-party claims relating to third-party personal injury, third party property damage, and the indemnity under Section 10.6.

11.5         Reconstruction Costs Liability. Notwithstanding any other provision of this Agreement, EPCM shall be liable for Reconstruction Costs in respect of the Services, where (a) the Reconstruction Costs are caused by EPCM failing to provide the Services in accordance with the Standard of Care, provided that IFC drawing or construction ready deliverables were produced, and EPCM had site construction supervision; and (b) EPCM has been: (i) given a written notice (such notice to be given strictly in accordance with Article 18 of this Agreement) of a defect and potential claim for Reconstruction Costs expressly as soon as practicable and no later than twenty (20) Business Days of when Owner knew, or should reasonably have known, of a Nonconformance; and (ii) EPCM has been provided with reasonable opportunity to assess the Nonconformance and propose alternatives during a reasonable time period prior to remedial measures being undertaken. The total aggregate liability of EPCM for the Reconstruction Costs, including under the Services Warranty, the Process Guarantee, shall as a subcap to the Liability Limit, not exceed [***] U.S. Dollars ($[***]) with a de minis value of $[***]. Owner acknowledges and agrees that the limit outlined in this Section 11.5 does not operate in addition to the limitation of liability outlined in Section 11.4 and is included within the limitation of liability outlined in Section 11.4. Reconstruction Costs do not include, and EPCM is not liable for, any costs that are incurred by Owner prior to or during reconstruction to the extent caused by a failure by Owner or any third party (other than Works Contractors) to take reasonable steps to materially comply with any of its obligations for quality inspection or to mitigate the Reconstruction Costs.

Article 12.             Confidentiality and Privacy.

12.1         Protection of Owner’s Confidential Information. In addition to the provisions of any other confidentially agreement between Owner and EPCM, EPCM agrees to keep confidential, and not to use or disclose, other than as permitted by this Agreement, any Confidential Information of Owner, including Confidential Information provided to or obtained by EPCM prior to the execution of this Agreement. EPCM undertakes to procure agreements under the same terms as set out in this clause, amended as necessary, from any independent consultant retained by EPCM in connection with the Services to keep confidential, and not to use or disclose, any Confidential Information of Owner, other than as permitted by this Agreement.

12.2         Permitted Disclosures. The obligations in this Article 12 will not apply to information that (a) now or hereafter enters the public domain through no fault of EPCM, its subcontractors or the agents and employees of either; (b) EPCM can prove that it had the information at the time of disclosure except for information previously obtained, directly or indirectly, from Owner; (c) otherwise lawfully becomes available to EPCM from a third party under no obligation of confidentiality; or (d) EPCM is required by Applicable Law to disclose but only to the extent required by Applicable Law and only after notifying Owner and taking reasonable steps to prevent, limit or protect the disclosure.

12.3         Return or Destruction of Confidential Information. Upon request of Owner, EPCM shall (i) promptly return or destroy, delete, and erase all original documents and copies or any documents created by it or its employees which are or contain Confidential Information of Owner, provided that EPCM may choose to delete, destroy and erase documents created by it or its employees which contain Owner’s Confidential Information, rather than returning such documents to Owner; (ii) promptly cease to make use of or disclose Owner’s Confidential Information for any purpose whatsoever; (iii) use reasonable efforts to delete any Owner Confidential Information that has been entered into a computer, database or other electronic means of data or information storage; and (iv) confirm compliance with this Section 12.3 in writing to Owner. Notwithstanding the foregoing, EPCM shall be permitted to retain any materials required to be retained by EPCM as required by law or to satisfy reasonable internal insurance, legal and professional responsibilities, provided that such retained Confidential Information is kept under the same obligations of confidentiality as set out herein.

12.4         Media Inquiries. EPCM will not divulge any information regarding the nature or progress of the Services to anyone not specifically identified by Owner as being eligible for the information. EPCM will not make any statements to the news media about the Services without Owner’s prior consent. EPCM shall refer any inquiries from the media concerning the Services or the Project to Owner.

12.5         Privacy of Personal Information. Owner acknowledges and agrees that with personal information about EPCM’s personnel, including names, employee numbers and/or salaries (“Personal Information”) is being provided to Owner for the sole purpose of confirming the appropriate payments to EPCM under this Agreement. In connection with EPCM’s disclosure of Personal Information, Owner shall only use the Personal Information for the purpose of fulfilling its obligations in this Agreement (and for no other purpose). Owner shall restrict the disclosure of Personal Information to those Owner personnel or agents involved in verification of payments to EPCM, and to no other party. Owner shall protect Personal Information by implementing security arrangements to ensure the prevention of unauthorized access, collection, use, disclosure, copying, modification and disposal of Personal Information, and shall destroy or return Personal Information immediately upon EPCM’s request.

12.6         For clarity, all protections afforded to Owner under this Article, and all obligations imposed with respect to Confidential Information and Personal Information, shall apply equally to Owner, mutatis mutandis.

Article 13.            Non-Interference.

During the Term of the Agreement and for a period of six (6) months following an employee’s termination of employment or the termination of the Agreement, whichever is earlier, neither Party may induce or seek to induce any employee of the other Party to leave their employment with the Party, without the express written permission of the other Party. This clause does not prohibit the employment of any person responding to an external advertisement by the Party. Additionally, neither Party shall induce or attempt to induce any current customer, landowner, supplier, licensee, or business relation of the other Party to cease doing business with that Party, or in any way interfere with the relationship between any current customer, supplier, licensee, or business relation of the other Party. The Parties acknowledge that the restrictions contained in this Article 13 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the other Party to enter into this Agreement.

Article 14.             Independent Contractor.

Owner and EPCM acknowledge and agree that EPCM is an independent contractor, and that neither EPCM nor any agent, employee or representative of EPCM shall be deemed to be an employee or agent of Owner, nor is it intended that any agency relationship, joint venture or partnership be established, expressly or by implication, between Owner and EPCM. In no event shall EPCM nor any agent, employee or representative of EPCM hold themselves out to any person or entity as an employee, representative, or agent of Owner. EPCM has sole responsibility for the actions of its employees and agents while performing Services under this Agreement, and for the supervision, daily direction and control of its employees and agents. EPCM shall be responsible for paying all wages and salaries of its employees and agents (including requisite withholding of state and federal taxes associated with wages and salaries), worker’s compensation, and any other benefits that may be provided by EPCM to its employees or agents. EPCM agrees that if Owner becomes liable for payment of any taxes or assessments arising from compensation paid by EPCM hereunder, EPCM will pay such sums including related costs and legal fees incurred by EPCM and hereby agrees to fully indemnify Owner for all such sums.

Article 15.            Disputes.

15.1         Dispute Notice and Negotiation. In the event of a dispute to or arising out of this Agreement, the Party claiming that a dispute exists shall give written notice to the other Party of the details of the dispute (a “Dispute Notice”). Within fourteen (14) days of the issuance of the Dispute Notice, the Executive Sponsor Committee shall meet in an attempt to resolve the Dispute through negotiation. If the Executive Sponsor Committee fail to resolve the Dispute within a further period of seven (7) days, either Party may refer the dispute to senior executive officers of each Party, who shall attempt to negotiate a resolution of the dispute within a further period of fourteen (14) days. Despite the existence of the dispute, Owner and EPCM shall continue to act in accordance with and perform their obligations in accordance with this Agreement.

15.2         Mediation. If the Dispute has not been successfully resolved by the Parties’ senior executive officers, and only in such event, either Party may submit the dispute to mediation pursuant by giving the other Party written notice of its desire to proceed with the mediation. The mediation will be conducted in accordance with the American Arbitration Association (“AAA”) Construction Industry Arbitration and Mediation Procedures (the “AAA Rules”) then in effect, as modified by this Article 15.

(a)           The Parties will attempt to agree on the selection of the mediator, but if they cannot agree within ten (10) days after the mediation notice is given, either Party may request that the AAA select the mediator, unless the Parties mutually agree to allow for more time to reach agreement on the selection of the mediator. However selected, the mediator must be a construction professional, construction attorney, or retired judge with prior experience in the mining industry and will be independent of each Party and disinterested in the dispute.

(b)           The mediation will take place in Boise, Idaho within thirty (30) days after the selection of the mediator (subject only to the availability of the selected mediator). Each Party will prepare and distribute to the mediator, at least three (3) days before the mediation, a written summary of its position. At the mediation, the Parties will attempt in good faith and with the aid of the mediator to resolve the dispute. The written summary, all compromise and settlement materials, and all statements, whether oral or written, made by any Person at the mediation: (i) will be treated as confidential by both Parties and the mediator; (ii) may be disclosed by a Party only to legal counsel representing such Party, and such Party’s experts and consultants, in connection with the Dispute; and (iii) will not be admissible in any litigation.

(c)           The Parties will evenly split any fees charged by the mediator or the AAA, regardless of the outcome of the mediation. Each Party will bear the fees and expenses of its attorneys, experts, and consultants in connection with the mediation.

15.3         Arbitration. In the event that the dispute is not resolved by the Parties’ senior executive officers or through mediation, either Party may elect to resolve the dispute through binding arbitration in accordance with Idaho’s Uniform Arbitration Act (Title 7, Chapter 9, Idaho Code) before a single arbitrator and pursuant to the AAA Rules. A demand for arbitration shall be made within a reasonable time after the dispute has arisen but in no event later than the date when institution of legal or equitable proceedings based on such dispute or cause of action would be barred by the applicable statute of limitations.

(a)           The Parties will attempt to agree on the selection of the arbitrator, but if they cannot agree within ten (10) days after the arbitration demand is filed, the arbitrator shall be selected in accordance with the AAA Rules. However selected, the arbitrator must be a construction professional, construction attorney, or retired judge with prior experience in the mining industry and will be independent of each Party and disinterested in the dispute.

(b)           The arbitrator may order the exchange of documents as the arbitrator deems appropriate under the AAA Rules; provided, however, that Owner may elect to have discovery in the arbitration be in accordance with the Rules of Civil Procedure for the State of Idaho. In that event, any party participating in the arbitration will have the right to conduct discovery in the same manner as parties in a legal or equitable proceeding under the applicable Rules of Civil Procedure then in effect. All discovery matters, including time limits, scheduling orders and discovery disputes will be decided by the arbitrator in the same manner as a judge under the applicable Rules of Civil Procedure. If the arbitrator is not able to fully enforce any party’s discovery rights under this Section, the affected party may institute or continue a legal or equitable proceeding in any court of competent jurisdiction and venue for the purpose of enforcing its discovery rights.

(c)           The seat of the arbitration and location of any hearings shall be Boise, Idaho and all proceedings shall be conducted in English. The arbitrator shall issue a written decision with findings of fact and the legal basis for any award, but the arbitrator may not award non-monetary, injunctive or other equitable relief of any sort, provided however, that such relieve shall be available to the Parties where appropriate from a court of competent jurisdiction in the State of Idaho. The arbitrator shall have no power to award (i) damages inconsistent with the terms of this Agreement; (ii) punitive damages or any other damages not measured by the prevailing Party’s actual damages; or (iii) damages in excess of the limitations on liability set forth in this Agreement. The award of the arbitrator shall be binding and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

(d)           All aspects of the arbitration shall be treated as confidential. Neither the Parties nor the arbitrator may disclose the content or results of the arbitration, except as necessary to comply with legal, audit, or regulatory requirements. The parties will share the arbitrator’s fees and costs equally. If any party fails to timely pay or deposit any sums required by the arbitrator for its fees and costs, the other party(ies) may pay the unpaid amounts to the arbitrator as a demand loan to the defaulting party at the applicable legal rate.

Article 16.             Applicable Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without regard to its conflicts of law principles. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the United States District Court for the District of Idaho or the courts of the State of Idaho sitting in Ada County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Article 17.             Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Article 18.             Notices.

All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address or email address set forth below (or to such other address that the receiving Party may designate from time to time in writing in accordance with this Article 18). Unless otherwise agreed herein, all notices must be delivered by email, personal delivery, nationally recognized overnight courier, certified or registered mail (in each case, return receipt requested, postage prepaid), or electronic email (with read receipt and/or delivery confirmation). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the notice has complied with the requirements of this Article 18.

Address of Owner:                                                    [***]

Vice President, Projects

Perpetua Resources, Inc.

Address: 405 South 8th Street, Suite 201,
Boise, ID 83702

Email: [***]

With a copy to:                                                           Husch Blackwell LLP

Attn: [***]

Address: 80 South Eighth Street, Suite 4800,

Minneapolis, MN 55402

Email: [***]

Address of EPCM:                                                    [***]

Global Commodity Director : Gold

Hatch Ltd

2800 Speakman Drive,

Mississauga, Ontario

Canada L5K 2R7

Email: [***]

With Copy to                                                               [***]

CCL Global Metals Lead

Hatch Ltd

2800 Speakman Drive,

Mississauga, Ontario

Canada L5K 2R7

Email : [***]

Article 19.            Representatives.

Each Party appoints the following representative who will have complete authority to exercise that Party’s rights, powers and duties under this Agreement:

Owner’s Representative:                                         [***]

Vice President, Projects

EPCM’s Representative:                                         [***]

Global Director Major Metals Projects

A Party may change its representative or appoint delegates to exercise any of its functions under this Agreement at any time by providing two (2) Business Days advance written notice to the other Party.

Article 20.            Sanctions.

20.1         Each Party:

(a)           warrants and represents to the other on a continuing basis that it and each of its subsidiaries, directors, officers, employees, agents, intermediaries, distributors and subcontractors is not a Sanctioned Party, and is not an entity controlled, owned in whole or any part, either directly or indirectly, by, or otherwise is acting on behalf of, a Sanctioned Party;

(b)           must, in performing its obligations under this Agreement, comply with all applicable Sanctions Laws;

(c)           must have and maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with applicable Sanctions Laws, and enforce them where appropriate;

(d)           must, in the case of EPCM, keep accurate books and records in connection with the provision of goods and Services to Owner, maintain such records for a period of at least three (3) years after the termination of this Agreement, and make such records available to Owner upon request; and

(e)           must procure, and be responsible for, compliance with applicable Sanctions Laws by all persons performing Services or providing goods in connection with this Agreement on its behalf.

20.2         Each Party must provide prompt written notice to the other Party if it becomes aware or reasonably suspects that (i) any person or entity referred to in Section 20.1(a) has or is likely to become a Sanctioned Person; or (ii) any of the representations, warranties or undertakings in this Article 20 have otherwise been breached.

Article 21.            Modern Slavery.

21.1         To the best of their knowledge, each Party represents and warrants to the other Party that:

(a)           it is not aware of any Modern Slavery abuse in its, or any of its subcontractors’, operations or supply chains and neither Party, nor any of its personnel or subcontractors, have been or is the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding an offense or alleged offense in connection with Modern Slavery;

(b)           it has made all reasonable investigations into its labor practices, and those of its subcontractors and suppliers, to ensure that there is no Modern Slavery used in its business or by any of its subcontractors or suppliers; and

(c)           it has taken, and will take in the future, all necessary actions and investigations to validate the warranties made in this Article 21.

21.2         If either Party becomes aware, or suspects, that a warranty given under this Article 21 is incorrect or misleading, it must immediately inform the other Party in writing and promptly take such steps (at its own cost) as are necessary to remedy the circumstances which cause the warranty to be incorrect or misleading. Without prejudice to other rights a Party may have, if a Party reasonably concludes, based on the findings of an investigation or other verifiable evidence, that the other Party breaches any term of this Article 21, then the non-defaulting Party may immediately terminate this Agreement and/or cease the performance of obligations under this Agreement.

21.3         Upon Owner’s request, EPCM will use all reasonable efforts to assist Owner in meeting its obligations with respect to any applicable Modern Slavery legislation, which includes, but is not limited to, the provision any information and assistance required to identify, evaluate, implement and report on any matter contemplated by this Article 21, in respect of anything used, produced or created in connection with the performance of EPCM’s obligations under this Agreement.

Article 22.            Bribery and Corruption.

22.1         EPCM acknowledges and agrees that it shall comply with Owner’s ESG Policy and Applicable Laws relating to anti-bribery and improper payments, including but not limited to the Foreign Corrupt Practices Act of 1977 of the United States of America (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998). EPCM shall (i) have and maintain in place throughout the Term its own policies and procedures to ensure compliance with such Applicable Laws, and enforce them where appropriate; and (ii) procure, and be responsible for, the observance and performance of such Applicable Laws by all persons performing Services in connection with this Agreement.

22.2         EPCM must provide prompt written notice to Owner if it received any request or demand for any undue financial or other advantage in connection with the performance of this Agreement, or becomes aware or reasonably suspects that that any of the representations, warranties or undertakings in this Article 22 have been breached. Without limiting any of Owner’s other rights at law or under this Agreement, if Owner determines that EPCM has breached its representations, warranties, or obligations under this Article 24, Owner may immediately defer the performance of any relevant obligation under this Agreement, or terminate this Agreement, in whole or in part, by notice to EPCM, and any claims for payment by EPCM in relation to the subject matter of any breach of this Article 22 shall be automatically terminated and cancelled.

22.3         For clarity, all obligations imposed on EPCM under this Article with respect to anti-bribery, improper payments, and compliance with Applicable Laws shall apply equally to Owner, mutatis mutandis. Owner shall maintain its own policies and procedures to ensure compliance and shall be responsible for the observance of such laws by its personnel and agents involved in the Project.

Article 23.             Subcontractors.

EPCM shall not engage any subcontractor or agent to perform any part of the Services without Owner’s prior written consent. EPCM shall remain liable for the performance of the subcontractor or agent it engages in connection with this Agreement and will ensure that they comply with this Agreement as applicable.

Article 24.             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Article 25.            Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by email or other electronic means (including DocuSign).

Article 26.            Severability.

The terms and conditions of this Agreement are severable. In the event that any term or condition of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the enforceability or validity of any other term or condition of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Article 27.            Survival.

The rights and obligations of the Parties set forth in Articles 6 (Termination), 9 (Insurance), 10 (Intellectual Property), 11 (Indemnification; Limitation of Liability), 12 (Confidentiality), 13 (Non-Interference), 14 (Independent Contractor), 16 (Applicable Law; Jurisdiction), 17 (Waiver of Jury Trial), 18 (Notices), and 27 (Survival), and any remedies for the breach thereof, shall survive the termination of this Agreement.

Article 28.             Waiver.

No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Article 29.            Assignment; Cooperation with Financing Parties.

(a)           EPCM shall not assign or subcontract this Agreement or any part hereof without the prior written consent of Owner. Owner may assign this Agreement without the consent of EPCM including when (a) Owner collaterally assigns this Agreement, to any financing party, (b) Owner assigns the Agreement to an entity purchasing, in whole or in part, Owner or Owner’s interests in, or the assets of, a project for which the Services are being performed, or (c) Owner assigns this Agreement to an Affiliate, or (d) any assignment, subletting, or transfer is mandated by law. Any Party assigning this Agreement shall deliver notice of such assignment to the other Party as soon as reasonably practicable. With respect to the financing, sale, or other agreements that Owner or any of its Affiliates may enter into, EPCM hereby agrees to provide such reasonable assurances and other co-operation to any lenders, buyers or other counterparties as may reasonably be requested by Owner. Any purported assignment or delegation in violation of this Section 23 shall be null and void.

(b)           EXIM Requirements. EPCM acknowledges that Owner is pursuing financing for the Project from the Export-Import Bank of the United States (“EXIM”), and that EXIM may impose additional conditions or requirements associated with such financing, which is expected to close in 2026. EPCM hereby agrees to (i) provide such reasonable assurances and other cooperation to EXIM or any other lenders, buyers or other counterparties as may reasonably be requested by the Owner; and (ii) comply with reasonable additional conditions or requirements imposed by EXIM, subject to EPCM’s right to seek an adjustment of the Control Budget or EPCM Baseline Schedule for any additional costs or delays resulting from compliance with such EXIM conditions or requirements.

Article 30.             No Presumption.

No term or provision of this Agreement will be construed against a Party on the basis that the Agreement or the term in question was put forward or drafted by or on behalf of that Party.

Article 31.            Entire Agreement.

This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement between the Parties with respect to the matters set forth herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such matters. No amendment to, or modification of this Agreement is effective unless it is in writing and signed by each Party.

Article 32.            Publicity.

Either Party may issue press releases or public announcements associated with the Parties’ performance under this Agreement provided the non-releasing Party has been informed of, and gives written consent to, such announcement.

Article 33.            No Third-Party Beneficiaries.

This Agreement benefits solely the Parties and their respective successors and permitted assigns and except as provided in Section 23, nothing in this Agreement, express or implied, confers on any third party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date:

PERPETUA RESOURCES IDAHO, INC.		HATCH LTD

By:	/s/ Jonathan Cherry	By:	/s/ Ian Duckworth
Name:	Jonathan Cherry	Name:	Ian Duckworth
Title:	President and CEO	Title:	Managing Director, Copper and Gold

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